Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

AMONG

GREENSHIFT CORPORATION,

AS SELLER,

FLUX CARBON LLC,

AND

ATTIS INDUSTRIES INC.,

AS BUYER

MAY 25, 2018

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of MAY 25, 2018 (“Effective Date”), is entered into by and among ATTIS INDUSTRIES INC., a New York corporation (“Buyer”), and GREENSHIFT CORPORATION, a Delaware corporation (“Seller” or “GreenShift”).

WHEREAS, this Agreement is executed and delivered in reliance upon an exemption from securities registration pursuant to Section 4(2), Rule 506 of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, Seller, through its wholly-owned subsidiary, GS CLEANTECH CORPORATION (“CleanTech”), develops and commercializes technologies that facilitate the more efficient use of natural resources, and owns an intellectual property portfolio comprised, inter alia, of patented, patent-pending and proprietary processes designed to increase the efficiency and profitability of corn ethanol production facilities by intercepting and processing corn ethanol co-products into value-added renewable offsets for fossil fuel-derived fuels, plastics, adhesives, and other products (“CleanTech IP”);

WHEREAS, CleanTech generates revenue by licensing technologies included in the CleanTech IP to third parties in exchange for ongoing royalties tied to the use of the CleanTech IP, by providing ongoing technical support and maintenance services to its licensees, and by designing and building industrial processes for third parties (the “CleanTech Business”);

WHEREAS, Seller and CleanTech are party to certain litigation in which, inter alia, CleanTech has asserted claims against several third parties involving infringing uses of the CleanTech IP, the existence of which have frustrated Seller’s ability to qualify for financing to provide growth capital, to cover ongoing and new litigation and technology development costs, and to pay outstanding debts;

WHEREAS, the foregoing circumstances have also caused Seller to rely on expensive secured debt financing that is difficult to refinance, thereby compounding Seller’s difficulties in using its existing capital structure to obtain financing, and causing Seller to seek alternatives which do not involve transfers of CleanTech’s assets, such as formation of a financeable joint venture company with a strategic partner on terms that attempt to preserve and maximize the competitive advantage and value of the CleanTech IP and CleanTech Business for Seller’s and CleanTech’s licensees, creditors, shareholders, and other stakeholders;

WHEREAS, Buyer, through its wholly-owned subsidiary, ATTIS INNOVATIONS LLC (“Attis”), has acquired and developed intellectual properties which cover, inter alia, the conversion of products and co-products produced by processes covered by the CleanTech IP into value-added renewable alternatives for fossil fuel-derived products (“Attis IP”), and which have strong application potential in the corn ethanol industry (among others), the primary industry in which CleanTech has operated and in which CleanTech has many existing licensees and relationships, all of which could contribute materially to the development of Buyer’s and Attis’ business;

WHEREAS, Kevin Kreisler (“Principal”) is the beneficial owner (i) of the majority of the issued and outstanding capital stock of Seller, and (ii) 100% of the issued and outstanding capital stock of CANDENT CORPORATION, a Delaware corporation (“Original Member”), the holder of all of the issued and outstanding membership interests (the “FC Units”) of FLUX CARBON LLC, a Delaware limited liability company (“JVCo”);

WHEREAS, JVCo is the direct and indirect owner, inter alia, of additional intellectual property rights that are complimentary to the CleanTech IP and the Attis IP, and which are comprised in part of the patented and patent-pending technologies itemized in Schedule 3.9.2 of the Seller Disclosure Schedule hereto (“FLUX IP”), including, without limitation, (i) methods for real-time data acquisition, verification, and analytics in renewable energy applications, (ii) methods of using blockchain to manage commodity risk in emerging carbon and agricultural markets, (iii) low temperature catalysis of carbon dioxide into renewable fuels, (iv) power production from low temperature thermal emissions, (v) self-charging electronic devices, and (vi) related know-how and Confidential Information;

WHEREAS, JVCo has good and marketable title to the JVCo Assets set forth in Section 3.9 of the Seller Disclosure Schedule attached hereto, which JVCo has acquired and developed for an aggregate cost of about $7,967,378;

WHEREAS, Buyer and Seller desire to form a joint venture utilizing JVCo in which Attis and CleanTech combine their respective efforts on terms which leverage the Parties’ combined intellectual property portfolio, technology development expertise, and Buyer’s financing capabilities and other resources to build value for each of their respective clients and shareholders, while enabling Seller and CleanTech to grow, to reduce debt, and to cover ongoing litigation and other costs in the Ordinary Course of Business;

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WHEREAS, as a beneficial owner of Seller, Principal will be materially benefitted from Buyer’s performance of its obligations under this Agreement and the Transaction Documents, including, without limitation, Buyer’s agreements hereunder to pay the Earn-Out Payment to CleanTech in connection with the operation and growth of JVCo and to make an investment in Seller, the proceeds of which will be used, inter alia, to provide funds for Seller (i) to build, own and operate a facility based on the CleanTech IP, Attis IP and/or FLUX IP (“Seller Facility”), and (ii) to refinance and/or fully pay and satisfy Seller’s and CleanTech’s secured debt and other obligations subject and pursuant to the terms and conditions of this Agreement and the Transaction Documents;

WHEREAS, Principal has consequently agreed, subject and pursuant to the terms and conditions of this Agreement and the Transaction Documents, to cause Original Member to make a capital contribution of the FC Units to and for the benefit of Seller (the “Capital Contribution”), free and clear of Liens except for Permitted Encumbrances, by assigning, transferring, and delivering at the Closing, ON BEHALF OF AND FOR THE BENEFIT OF SELLER,

(i) EIGHTY PERCENT (80%) of the FC Units directly to Attis (“80% Units”), and

(ii) TWENTY PERCENT (20%) of the FC Units directly to CleanTech (“20% Units”); and,

WHEREAS, Buyer desires to purchase, and Seller desires to sell, upon and subject to the terms and conditions herein, the Seller Interests and Seller Securities on and subject to the terms and provisions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Certain Definitions

Except as otherwise expressly provided herein or unless the context otherwise requires, initially capitalized terms used in this Agreement have the meanings set forth in Schedule 1.0. Otherwise, capitalized terms used but not defined herein shall have that meaning ascribed to them in the Transaction Documents.

2. Purchase and Sale

2.1 Acquisition. On and subject to the terms and conditions of this Agreement and the Transaction Documents, at the Closing and at all relevant times thereafter, Buyer and Attis shall, on a joint and several basis, pay the Purchase Price to Seller and/or Seller’s Permitted Designee in exchange for the sale, assignment, transfer, and delivery of the Purchased Equity to Buyer and/or Buyer’s Permitted Designee in accordance with the terms of Schedule 2.0 hereto. As used herein, the term “Acquisition” shall mean and refer to the purchase of the Purchased Equity in exchange for payment of the Purchase Price.

2.2 The Closing. Upon the terms and subject to the conditions hereinbefore and hereinafter set forth, the consummation of this Agreement and the Acquisition contemplated herein (the “Closing”) shall take place on MAY 25, 2018, or, if all of the conditions to the Closing are not satisfied on that date, on the first date thereafter on which all of such conditions are satisfied. As used herein, the term “Closing Date” shall mean and refer to the purchase of the Purchased Equity by Buyer. The Closing may take place by delivery and exchange of documents by facsimile or electronic mail with originals to follow by overnight courier.

2.3 Deliveries and Actions of Seller at Closing. At or prior to Closing, Seller shall deliver (or cause to be delivered) to Buyer documents, instruments, agreements and other materials itemized in Schedule 2.3.

2.4 Deliveries and Actions of Buyer at Closing. At or prior to Closing, Buyer shall deliver (or cause to be delivered) to Seller documents, instruments, agreements and other materials itemized in Schedule 2.4.

2.5 Taking of Necessary Action; Further Action. The Buyer, Seller and JVCo will take all reasonable and lawful action as may be necessary or appropriate in order to effectuate the Acquisition in accordance with this Agreement on the Closing Date.

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3. Warranties and Representations Relating to Seller and JVCo

Seller and Original Member represent and warrant to Buyer that the statements contained in this Section 3 are true, correct and complete as of the Effective Date and as of the Closing Date, subject to and except as set forth in the Seller Disclosure Schedule delivered by Seller to Buyer on the date hereof. Nothing in the Seller Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Seller Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Seller Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

3.1 Due Organization, Authorization and Good Standing.

3.1.1 Seller. Seller is duly organized, validly existing and in good standing under the laws of Delaware. Seller is qualified to do business and is in good standing as a foreign Person, as the case may be, in each jurisdiction in which the ownership of its properties and the nature and extent of the activities transacted by it makes such qualification necessary. Seller has full corporate power and corporate authority to carry on its business, to own and use the properties owned and used by it and to perform its obligations under this Agreement.

3.1.2 JVCo. JVCo is duly organized, validly existing and in good standing under the laws of Delaware. JVCo is qualified to do business and is in good standing as a foreign Person, as the case may be, in each jurisdiction in which the ownership of its properties and the nature and extent of the activities transacted by it makes such qualification necessary. JVCo has full corporate power and corporate authority to carry on its business, to own and use the properties owned and used by it and to perform its obligations under this Agreement.

3.2 Capitalization. Original Member is the sole member and unit holder of JVCo and owns all of the outstanding membership interests and units of JVCo, consisting as of the Closing of 80 Class A Units and 20 Class B Units. There are no warrants, rights, options, conversion privileges, stock purchase plans or other contractual obligations which obligate JVCo to offer, issue, purchase or redeem any equity or other interest of JVCo or other ownership interest or debt or other securities convertible into or exchangeable for membership interests or units or such other ownership interest (now, in the future or upon the occurrence of any contingency) or which provides for any equity appreciation or similar right. There are no warrants, rights, options, conversion privileges, stock purchase plans or other contractual obligations which obligate JVCo or any of its subsidiaries to offer, issue, purchase or redeem any equity or other interest of any of such companies, or other ownership interest or debt or other securities convertible into or exchangeable for membership interests or units or such other ownership interest (now, in the future or upon the occurrence of any contingency) or which provides for any equity appreciation or similar right.

3.3 Authorization. Seller and Original Member have the requisite power and authority to enter into, execute, deliver and perform this Agreement, and/or to consummate all transactions contemplated thereby. The execution and delivery of this Agreement by Seller and Original Member and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate or partnership proceedings on the part of Seller or Original Member are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement is the valid and legally binding obligation of Seller and Original Member, enforceable against each of them in accordance with the terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.

3.4 No Violation or Approval.

3.4.1 Subject to and except as set forth on Section 3.4 of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement by Seller, nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) Breach or otherwise conflict with any provision of the Organizational Documents of Original Member, Seller, JVCo, or contravene any resolution adopted by the officers, managers, or members of Original Member, Seller or JVCo; (ii) Breach or otherwise conflict with any Legal Requirement or Order to which Original Member, Seller or JVCo may be subject or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Original Member, Seller or JVCo may be subject; (iii) Breach or otherwise conflict with or result in a violation or Breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held or being applied for by or on behalf of JVCo, or that otherwise relates to JVCo, the JVCo Assets, or JVCo’s Business; (iv) cause Buyer (or any Related Person thereof) to become subject to, or to become liable for the payment of, any Tax; (v) Breach or otherwise conflict with any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract or agreement to which JVCo is a party or by which JVCo is bound; or (vi), result in the imposition or creation of any Lien on JVCo, the JVCo Assets, or JVCo’s Business.

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3.4.2 Subject to and except as set forth on Section 3.4 of the Seller Disclosure Schedule, neither Seller nor JVCo are required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions, including any Consent required in order to preserve and maintain all Governmental Authorizations required for the ownership and continued operation of JVCo’s Business, either before or after Closing, and the consummation of the Contemplated Transactions. Any registration, declaration, or filing with, or Consent, or Governmental Authorization or Order by, any Governmental Body with respect to JVCo that is required in connection with the consummation of the Contemplated Transactions has been completed, made, or obtained on or before the Closing Date.

3.5 Litigation. Except as set forth in Section 3.5 of the Seller Disclosure Schedule (which lists pending or threatened Proceedings, all of which are referred to as “Current Litigation Matters”), (i) there is no pending or, to Seller’s Knowledge, threatened Proceeding by or against Seller or JVCo that relates to or may affect JVCo, the JVCo Assets, or JVCo’s Business, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions; (ii) no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a Basis for the commencement of any such Proceeding; (iii) there is no Order to which Seller or JVCo, the JVCo Assets, or JVCo’s Business are subject or that in any way relates to or could reasonably be expected to affect JVCo, the JVCo Assets, or JVCo’s Business; (iv) no officer, director, member, manager, agent or employee of the JVCo is subject to any Order that prohibits such officer, director member, manager, agent or employee from engaging in or continuing any conduct, activity or practice relating to JVCo’s Business; (v) each of Seller and JVCo are, and at all times have been, in compliance with all of the terms and requirements of any Order; (vi) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any such Order; and (vi), neither Seller nor JVCo has received any notice or other communication (whether written or oral) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any such Order.

3.6 JVCo Financial Matters. An internal draft of JVCo’s unaudited balance sheet and statement of income (collectively, the “JVCo Financial Statements”) as of and for the fiscal year ended December 31, 2017, shall be provided on or before June 30, 2018. The JVCo Financial Statements (including the notes thereto) have been prepared in good faith by Seller’s staff in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the JVCo as of such dates and the results of operations of JVCo for such periods, are correct and complete, and are consistent with the books and records of JVCo (which books and records are correct and complete); provided, however, that the JVCo Financial Statements are subject to normal adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. Subject to and except as disclosed in Section 3.6 of the Seller Disclosure Schedule, (i) JVCo has not incurred any Liability, and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against JVCo giving rise to any Liability; (ii) all Accounts Receivable that are reflected in the JVCo Financial Statements and/or in the business records of JVCo represent valid obligations arising from sales actually made or services actually performed by JVCo in the Ordinary Course of Business; (iii) there is no contest, defense or right of set-off currently being claimed or, to the Knowledge of Seller, expected to be claimed, by any account debtor with respect to any Account Receivable, or any part thereof; (iv) except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the JVCo Financial Statements and/or in the business records of JVCo (which reserves are adequate and calculated consistent with past practice); (v) subject to such reserves, each of such Accounts Receivable either has been or will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable; and (vi), Seller has provided Buyer with a complete and accurate list of JVCo’s current Accounts Receivable current to within five (5) days of the Closing Date, which list sets forth the aging of each such Account Receivable.

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3.7 Taxes. Except as set forth in Section 3.7 of the Seller Disclosure Schedule, JVCo has duly filed, on a timely basis all Tax Returns which they are required to file, and all material liabilities for Tax (including interest and penalties) have been paid. JVCo has paid all required withholding taxes with respect to employees and independent contractors. Except as set forth in the Seller Disclosure Schedule, there are in effect no waivers or extensions of the applicable statutes of limitations for tax liabilities for any period, and no taxing authority has asserted either orally or in writing any adjustment that could result in an additional Tax for which JVCo is or may be liable and there is no pending audit, examination, investigation, dispute, proceeding or claim for which JVCo has received notice relating to any Tax for which any one of them is or may be liable. Except as set forth in the Seller Disclosure Schedule, there are no agreements in writing with any taxing authority by JVCo. Except as set forth in the Seller Disclosure Schedule, JVCo has not been nor is it included in any consolidated, affiliated, combined, unitary or other similar Tax Returns and there are no tax sharing agreements to which JVCo has now or ever has been a party. Except as set forth in the Seller Disclosure Schedule, JVCo is not a party to any agreement, contract, arrangement or plan that would result in the payment of any “excess parachute payments” within the meaning of Code Section 280G (or any comparable provision of state, local or foreign law).

3.8 Title to 80% Units. Except for encumbrances as defined and itemized in Section 3.8 of the Seller Disclosure Schedule, Original Member has good and valid title to the 80% Units, in each case free and clear of all claim, charge, lease, covenant, easement, encumbrance, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, of any kind or character (collectively, “Liens”).

3.9 Title to Assets. JVCo has good and marketable title to the Flux IP and all of the assets reflected in the JVCo Financial Statements as owned by them (other than assets disposed of since the date of the last JVCo Financial Statements in the Ordinary Course of Business or as contemplated by this Agreement), or acquired since the date of the last JVCo Financial Statements, or as set forth in Section 3.9 of the Seller Disclosure Schedule (“JVCo Assets”), free and clear of any and all Liens, except as set forth in the Seller Disclosure Schedule.

3.9.1 Real Property; Tangible Personal Property. JVCo does not own, lease or sublease real property. Except as disclosed in the Seller Disclosure Schedule, (i) each item of Tangible Personal Property of JVCo (including any and all Tangible Personal Property set forth on Section 3.9.1 of the Seller Disclosure Schedule) is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business, is free from latent and patent defects and is being operated and maintained in all material respects in accordance with industry standards and prescribed operating instructions (if any) necessary to ensure the effectiveness of equipment warranties and/or service plans; and (ii), no item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. If applicable, Tangible Personal Property owned or leased by JVCo is and will be as of Closing in JVCo’s possession.

3.9.2 Intangible Personal Property; Intellectual Property Assets. Section 3.9.2 of the Seller Disclosure Schedule contains a complete and accurate list and summary of all Intellectual Property owned or possessed by JVCo, or which JVCo has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission (collectively and together with the Intangible Personal Property, the “Intellectual Property Assets”). Such Intellectual Property Assets constitute all of the Intellectual Property necessary for the operation of the businesses of JVCo as presently conducted. The Intellectual Property Assets do not infringe on the intellectual property rights of any Person. JVCo is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Liens except for Permitted Encumbrances. JVCo has the right to use all of the Intellectual Property Assets without payment to any third party except as disclosed in the applicable agreements disclosed in then Seller Disclosure Schedule. JVCo owns or has the right to use pursuant to ownership, license, sublicense, agreement, permission, or free and unrestricted availability to general public, all of the Intellectual Property Assets used by JVCo, subject to the terms of applicable agreements itemized in the Seller Disclosure Schedule. JVCo has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither Seller nor JVCo, or their respective members, managers, directors and officers and employees has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that JVCo must license or refrain from using any intellectual property rights of any third party). Except as disclosed in the Seller Disclosure Schedule, to the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any proprietary intellectual property rights of JVCo.

3.10 Operations in Conformity with Law, Etc. Except as set forth in Section 3.10 of the Seller Disclosure Schedule: (i) JVCo is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of JVCo, the JVCo Assets, and JVCo’s Business; (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by JVCo of, or a failure on the part of JVCo to comply with, any Legal Requirement, or (b) may give rise to any obligation on the part of JVCo to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature; and (iii), neither the Seller nor JVCo have received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (b) any actual, alleged, possible or potential obligation on the part of JVCo to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature.

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3.11 Labor Relations. JVCo has complied in all respects at all times with all Legal Requirements, including all Occupational Safety and Health Laws, relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, payment of social security and similar Taxes, collective bargaining and other requirements under applicable Legal Requirements. To Seller’s Knowledge, JVCo is not liable for the payment of any Taxes, including any social security and similar Taxes, fines, penalties, interest, back wages, front pay, liquidated or compensatory damages, exemplary damages or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements. JVCo has not been, and are not now, a party to any collective bargaining agreement or other labor Contract. There has not been, there is not presently pending or existing, and to Seller’s Knowledge, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving JVCo. No event has occurred or circumstance exists that could provide the Basis for any work stoppage or other labor dispute. There has not been, there is not presently pending or existing, and, to the Knowledge of Seller, there is not overtly threatened any Proceeding, charge, grievance proceeding or other claim against or affecting JVCo (or any director, officer, manager, member or employee thereof) relating to the actual or alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting JVCo or its business. There is no organizational activity or other labor dispute against or affecting JVCo and no application or petition for an election of or for certification of a collective bargaining agent is pending. No grievance or arbitration Proceeding exists that might have a Material Adverse Effect upon JVCo or the conduct of its business. Neither JVCo nor Seller have been served notice of, and JVCo and Seller do not otherwise have Knowledge of, any grievance or arbitration Proceeding by any employee of JVCo that might have an adverse effect upon JVCo, the JVCo Assets, or the conduct of JVCo’s business. There has been no charge of discrimination filed against or, to Seller’s Knowledge, threatened against JVCo with the Equal Employment Opportunity Commission or similar Governmental Body. There is no lockout by JVCo of any employees of JVCo, and no such action is contemplated by Seller or JVCo.

3.12 No Adverse Change. Since the formation of JVCo, there has not been any Material Adverse Change in JVCo’s Business, operations, prospects, JVCo Assets, results of operations or condition (financial or other) of the JVCo, and, to the Knowledge of Seller, no event has occurred or circumstance exists that may result in such a Material Adverse Change. Neither Seller nor JVCo have received any notice or other communication (written or oral) from any Governmental Body or any other Person regarding the ability of JVCo to own or operate the JVCo Assets, or the intention of any Governmental Body to challenge or oppose the Buyer’s ownership or operation of same. No action has been taken by the Seller or JVCo, or any other officer, director, manager, or member of either Seller or JVCo, that would have a Material Adverse Effect on JVCo or the Contemplated Transactions. JVCo has conducted its businesses only in the Ordinary Course of Business. Except as set forth in the Seller Disclosure Schedule, without limiting the generality of the foregoing, since the Closing Date: (i) JVCo has not entered into any agreement, Contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business; (ii) no party (including JVCo) has accelerated, terminated, modified, given rise to a notice of default, or cancelled any agreement, Contract, lease, Permit, Governmental Authorization, or license (or series of related agreements, contracts, leases, and licenses) to which JVCo is a party, or by which it is bound, or which affects the JVCo Assets; (iii) JVCo has not granted any Liens upon any of the JVCo Assets, tangible or intangible; (iv) JVCo has made no capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business; (v) JVCo has made no capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions); (vi) JVCo has not issued any note, bond, or other debt security, or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation; (vii) JVCo has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any JVCo Assets; (viii) JVCo has not caused any change to be made or authorized in the Organizational Documents of JVCo; (ix) JVCo has not issued, sold, pledged or otherwise disposed of any of its equity interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of equity interests or securities; (x) JVCo has not declared, set aside, or paid any dividend or made any distribution with respect to its equity interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its equity interests; (xi) JVCo has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property and JVCo Assets, including any Property or any Business; (xii) JVCo has not made any loan to, or entered into any other transaction with, any of its members, managers, officers, directors, or employees; (xiii) JVCo has not entered into any employment Contract, severance or other benefit agreement, consulting agreement or collective bargaining agreement, written or oral, or modified the terms of any existing such Contract or agreement; (xiv) JVCo has not granted any increase in the base compensation of any of its officers, directors, members, managers or employees outside the Ordinary Course of Business; (xv) JVCo has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its members, managers, officers, directors and employees (or taken any such action with respect to any other Employee Benefit Plan); (xvi) JVCo has not made any other change in employment terms for any of its directors, officers, members, managers and employees outside the Ordinary Course of Business; (xvii) JVCo has not made or pledged to make any charitable or other capital contribution; (xviii) JVCo has not discharged, in whole or in part, a material Liability or Lien outside the Ordinary Course of Business; (xix) JVCo has not disclosed any Confidential Information; (xx) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving JVCo; (xxi) there has been no indication by any customer or supplier of JVCo of an intention to discontinue or change the terms of its relationship with the JVCo; (xxii) there has been no change in the accounting methods, principles or practices for financial accounting with respect to JVCo (except for those changes required by JVCo’s independent auditors to comply with GAAP) or for IRS reporting purposes; and (xxiii), neither the Seller nor JVCo has committed to do any of the foregoing.

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3.13 Permits. Section 3.13 of the Seller Disclosure Schedule contains a complete and accurate list of all permits, licenses, Consents, Governmental Authorizations and Approvals (collectively, the “Permits”): (i) owned by JVCo that are necessary or required to own, construct, operate and develop the businesses of JVCo, the JVCo Assets, and the Properties; and (ii), for which JVCo has made application with respect to the ownership, operation, construction, and development of its business and the Properties where such application is still pending as of the date hereof and at Closing. JVCo has not received any notice (written or oral) from any Governmental Body of rejection of any such application or any notice (written or oral) that any such application is being considered for rejection. Each Permit is valid and in full force and effect, as applicable. The Permits listed or required to be listed in Section 3.13 of the Seller Disclosure Schedule collectively constitute all of the Permits necessary or required to permit the JVCo to lawfully conduct and operate its business in accordance with all Legal Requirements. JVCo is, and at all times has been, in full compliance with all of the terms and requirements of each Permit listed or required to be listed in Section 3.13 of the Seller Disclosure Schedule. Seller has delivered, or has caused to be delivered, to Buyer (or its Representatives) copies of all Permits and Approvals and applications therefor referred to above in this Section 3.15, and all other correspondence between Seller or JVCo (or their respective Representatives) and the applicable Governmental Bodies in connection with such Permits and applications therefor. No event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit, or result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit or Approval. Neither Seller nor JVCo have received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit, or any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit. All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Section 3.13 of the Seller Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Bodies.

3.14 Environmental Matters. JVCo has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including without limitation any Hazardous Material, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney’s fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental Laws. The Properties do not now contain nor have the Properties contained any underground storage tanks or Hazardous Material. Neither this Agreement nor the consummation of the Contemplated Transactions will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws. JVCo has not assumed, or has otherwise become subject to, any Liability, including without limitation any obligation for corrective or Remedial Action, of any other Person relating to Environmental Laws. JVCo has complied in all respects, and is presently in compliance in all respects, with all applicable Environmental Laws pertaining to the ownership and operation of the JVCo Assets, the Properties and JVCo’s Business. Neither Seller nor JVCo have received any communication alleging that they are not in compliance with any Environmental Law. JVCo has not taken any action that could reasonably result in any Liability (other than minor Liabilities of nominal or no financial or other consequence) relating to (i) the environmental conditions on, under, or about the Properties or any real property that is presently owned, leased or otherwise used by JVCo, or upon which JVCo locates any Tangible Personal Property; or (ii), the present use, management, handling, transport, treatment, generation, storage, disposal or release of any Hazardous Material. There are no pending or threatened Proceedings of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting JVCo, the JVCo Assets, the Properties, or JVCo’s Business. No Property contains wetlands, vegetation, animal species or significant historic/archaeological sites which are subject to special regulations or limitations under any Legal Requirement. No unacceptable material has deposited or buried on or under the Properties in violation of any Permit, Governmental Authorization or Legal Requirement; no toxic wastes or Hazardous Materials have been deposited, disposed of, stored, generated or released on or from the Properties, and there are no cemeteries, grave sites or other burial sites located on the Properties.

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3.15 Contractual Obligations. The only Contracts to which JVCo is a party are described in Section 3.15 of the Seller Disclosure Schedule (“Contracts”), and correct and complete copies of all such Contracts have been provided to Buyer. Except as set forth in applicable Contracts, Seller does not have and may not acquire any rights under any Contract. Subject to and except as set forth in Section 3.15 of the Seller Disclosure Schedule: (i) the Contracts are legal, valid, binding, enforceable, and in full force and effect (except as enforcement thereof may be limited by applicable Insolvency Laws), and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Contemplated Transactions; (ii) none of the Contracts will upon completion or performance thereof have a Material Adverse Effect on JVCo’s Business, the JVCo Assets, or JVCo’s Business; (iii) JVCo is, and at all times has been, in compliance with all applicable terms and requirements of the Contracts; (iv) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give JVCo or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, the Contracts; (v) no party to the Contracts has threatened to terminate its business relationship with JVCo for any reason; (vi) neither Seller nor JVCo has given to or received from any other Person any notice or other communication (whether oral or written) regarding the actual, alleged, possible or potential Breach of any Contract; and (vii), no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Lien affecting any of the JVCo Assets. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable under the Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation. Each Contract relating to the sale or provision of services has been entered into in the Ordinary Course of Business and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement. Seller has provided to Buyer a complete list of the recurring customers of JVCo’s Business, whether or not such recurring customers are bound by a written contract or agreement with JVCo.

3.16 Bank Accounts. Section 3.16 of the Seller Disclosure Schedule lists all bank, money market, savings and similar accounts and safe deposit boxes of JVCo, specifying the account numbers and the authorized signatories or persons having access to them.

3.17 Insurance. The Seller Disclosure Schedule accurately sets forth a list of all current policies of insurance held by JVCo. All such policies of insurance are in full force and effect, and no notice of cancellation has been received with respect thereto, and all premiums owed to date have been paid in full.

3.18 Affiliated Transactions. Except as set forth in Section 3.18 of the Seller Disclosure Schedule, no member, employee, or any members of their immediate families owns, directly or indirectly (whether as undisclosed principal or otherwise), individually or collectively, any interest in any corporation, partnership, firm or other entity which has any agreement, arrangement or other contractual relationship with JVCo.

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3.19 Operating Agreement. Seller has heretofore delivered or caused to be delivered (or will hereinafter deliver or cause to be delivered prior to the Closing Date) to Buyer or its counsel accurate and complete copies of the JVCo Operating Agreement, the ACR operating agreement, the GFD operating agreement, and applicable written consents and membership books. Nothing contained in any of the foregoing prevents or adversely affects the consummation of the transactions contemplated by this Agreement. True and correct copies of the each such entity’s operating agreement as amended, are attached hereto and made a part hereof as Exhibit 7.1, which agreements are is in full force and effect and have not been amended or modified in any way.

3.20 Restrictive Covenants. JVCo is not party to or bound or affected by any commitment, agreement or document which limits the freedom of JVCo to compete in any line of business, transfer or move any of the JVCo Assets, or JVCo’s operations, or which does or could materially and adversely affect JVCo’s Business after the Closing.

3.21 Worker’s Compensation. There are no notices of assessment or any other communications which JVCo has received from any workplace safety and insurance board or similar authorities and there are no assessments which have not been paid or accrued on the date hereof, and there are no facts or circumstances which may result in a material increase in liability to any of JVCo from any applicable workers’ compensation legislation or applicable employee health and safety, training or similar legislation, regulations or rules after the Closing Date.

3.22 Investment Purpose. Seller is acquiring the Buyer Securities for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

3.23 Accredited Seller Status. Seller is an “accredited investor” as that term is defined in Rule 501 of Regulation D, as promulgated under the Act of 1933.

3.24 Reliance on Exemptions. Seller understands that the Buyer Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Buyer is relying in part upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Seller set forth herein in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Buyer Securities .

3.25 Information. Seller and its advisors, if any, have been furnished with all materials they have requested relating to the business, finances and operations of Buyer and information Seller deemed material to making an informed investment decision regarding its purchase of the Buyer Securities . Seller and its advisors, if any, have been afforded the opportunity to ask questions of Buyer and its management. Neither such inquiries, nor any materials provided to Seller, nor any other due diligence investigations conducted by Seller or its advisors, if any, or its representatives, shall modify, amend or affect Seller’s right to fully rely on Buyer’s representations and warranties contained in Article VI below. Seller understands that its investment in the Buyer Securities involves a high degree of risk. Seller is in a position regarding Buyer, which, based upon economic bargaining power, enabled and enables Seller to obtain information from Buyer in order to evaluate the merits and risks of this investment. Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Buyer Securities.

3.26 No Governmental Review. Seller understands that no United States federal or state Governmental Authority has passed on or made any recommendation or endorsement of the Buyer Securities , or the fairness or suitability of the investment in the Buyer Securities , nor have such Governmental Authorities passed upon or endorsed the merits of the offering of the Buyer Securities.

3.27 Authorization, Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of Seller and is a valid and binding agreement of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

3.28 Corrupt Practices. Except in compliance with all Legal Requirements, neither the Seller nor JVCo, nor any of their Related Persons, or each of their respective officers, directors, employees or agents, have, directly or indirectly, ever made, offered or agreed to offer anything of value to (i) any employees, Representatives or agents of any customers of Seller or JVCo for the purpose of attracting business to Seller or JVCo, or (ii) any domestic governmental official, political party or candidate for government office or any of their employees, Representatives or agents.

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3.29 Brokers, Finders, Etc. No broker, finder or investment banker or other party is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of JVCo or Seller.

3.30 Jurisdictions. Section 3.30 of the Seller Disclosure Schedule sets forth a complete list of each State in which (i) Seller and/or CleanTech conduct their Businesses, (ii) Original Member conducts its Business, and (iii) JVCo conducts its Business.

3.31 CleanTech IP. Section 3.31 of the Seller Disclosure Schedule sets forth all of the CleanTech IP.

3.32 Title to CleanTech IP. CleanTech has good and marketable title to all of the CleanTech IP free and clear of any and all Liens, except as set forth in Section 3.32 of the Seller Disclosure Schedule.

3.33 CleanTech Financial Matters. Seller has delivered to Buyer CleanTech’s unaudited financial statements (balance sheet, statement of operations, and statement of cash flows) for the fiscal year ended December 31, 2016, and its unaudited financial statements (balance sheet, statement of operations, and statement of cash flows) as at, and for the nine-month period ended September 30, 2017 (collectively, the “CleanTech Financial Statements”). The CleanTech Financial Statements: (i) are true, accurate and complete in all respects; (ii) are consistent with the books and records of CleanTech; (iii) present fairly and accurately, in all material respects, the results of operations and financial condition of the business of CleanTech for the respective periods covered or as of their respective dates; and (iv), have been prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the periods covered. As of the date of this Agreement, all indebtedness of CleanTech is set forth in Schedule 3.32, and shall mean and include the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (including breakage costs, penalties and fees), if any, unpaid fees or expenses and other monetary obligations as of such time in respect of: (a) all indebtedness of CleanTech for borrowed money or for the deferred or unpaid purchase price of property or services; (b) any other indebtedness of CleanTech which is evidenced by a note, bond, debenture or similar instrument or commercial paper (including a purchase money obligation); (c) all deferred obligations of CleanTech to reimburse any bank or other person in respect of amounts paid or advanced under a letter of credit, surety bond, performance bond or other instrument; (d) all indebtedness of others guaranteed, directly or indirectly, by CleanTech or as to which CleanTech has an obligation (contingent or otherwise) that is substantially the economic equivalent of a guarantee; (e) all obligations of CleanTech under financing or capital leases; (f) all indebtedness of others secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on any property or assets of CleanTech (whether or not such obligation is assumed by CleanTech); (g) the aggregate net liability pursuant to any derivative instruments, including any interest rate or currency swaps, caps, collars, options, futures or purchase or repurchase obligations, or other similar derivative instruments. CleanTech does not have any liabilities of any nature, including without limitation expenses, whether accrued, absolute, contingent or otherwise, and whether due or to become due or whether or not required to be included on the CleanTech Financial Statements pursuant to the U.S. GAAP, probable of assertion or not, except liabilities that are reflected or disclosed in the notes of the most recent CleanTech Financial Statements, or were incurred in the Ordinary Course of Business and in the aggregate do not exceed $50,000. No other information provided by or on behalf of CleanTech to Buyer, including, without limitation, information referred to in this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.34 JVCo Pre-Closing Operating Agreement. Attached hereto as Exhibit 3.36 is a true and correct copy of the Operating Agreement of JVCo (the “JVCo Pre-Closing Operating Agreement”). The JVCo Pre-Closing Operating Agreement is in full force and effect and has not been amended or modified in any way.

3.35 Capitalization; Voting Rights; Valid Issuance of the Shares. The authorized capital stock of the Seller consists of 2,500,000,000 shares of Seller’s common stock, par value $0.0001 per share (“Seller Common Stock”), of which about 20,055,632 shares of Seller Common Stock are issued and outstanding as of the date hereof, and 5,000,000 shares of Seller’s preferred stock, par value $0.001 per share (“Seller Preferred Stock” and, together with the Seller Common Stock, the “Seller Stock”), of which about 3,280,544 shares of Seller Preferred Stock are issued and outstanding as of the date hereof. All of such outstanding shares have been validly issued and are fully paid and nonassessable. Except as disclosed in the Seller Disclosure Schedule, no shares of Seller Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Seller. Section 3.37 of the Seller Disclosure Schedule contains an accurate itemization of: (i) all issued, outstanding, and authorized shares of Seller’s capital stock, stating all holders in excess of 4.9% of Seller’s partially-diluted and fully-diluted capital stock; (ii) all outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating either to or rights convertible into any shares of capital stock of Seller or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which Seller or any of its subsidiaries is or may become bound to issue additional shares of capital stock of Seller or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Seller or any of its subsidiaries; (iii) agreements or arrangements under which Seller or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except pursuant to an S-8 Registration Statement); (iv) outstanding registration statements (except for an S-8 Registration Statement) and comment letters from the SEC or any other regulatory agency; and (v), securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Seller Stock described in this Agreement. Seller has furnished to Buyer true and correct copies of Seller’s Articles of Incorporation, as amended and as in effect on the date hereof, and Seller’s Bylaws, as in effect on the date hereof, and the terms of all securities convertible into or exercisable for Seller Common Stock and the material rights of the holders thereof in respect thereto other than stock options issued to employees and consultants. The Seller Securities are duly authorized and, upon issuance in accordance with the terms hereof, shall be duly issued, fully paid and nonassessable, free from all taxes, liens and charges with respect to the issue thereof. The shares of Seller Common Stock issuable upon conversion of the Seller Debenture (“Seller Conversion Shares”) have been duly authorized and reserved for issuance. The Seller Conversion Shares will be duly issued, fully paid and nonassessable upon conversion or exercise in accordance with this Agreement and any applicable Transaction Document.

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3.36 No Omissions. No other information provided by or on behalf of Seller or JVCo to Buyer, including, without limitation, information referred to in this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.37 Valid Issuance. The 80% Units have been duly authorized and are validly issued, fully paid and non-assessable, and are subject to no options to purchase, or any similar rights or to any restrictions on transferability, except for such options and restrictions on transferability contained in the operating agreement for the JVCo. Each certificate or document of title constituting the 80% Units is genuine in all respects and represents what it purports to be.

3.38 JVCo Subsidiaries. Seller represents and warrants to Buyer that the statements contained in Exhibit 3.38 are true and correct as of the Closing Date, except as set forth in the Seller Disclosure Schedule.

4. Warranties and Representations Relating to the Buyer

Buyer represents and warrants to Seller that the statements contained in this Section 4 are true and correct as of the Closing Date, except as set forth in the Buyer Disclosure Schedule.

4.1 Due Organization, Authorization and Good Standing of Buyer. Buyer is duly organized, validly existing and in good standing under the laws of New York. Buyer is qualified to do business and is in good standing as a foreign Person, as the case may be, in each jurisdiction in which the ownership of its properties and the nature and extent of the activities transacted by it makes such qualification necessary. Buyer has full corporate power and corporate authority to carry on its business, to own and use the properties owned and used by it and to perform its obligations under this Agreement.

4.2 Authority Relative to this Agreement. Buyer has the requisite corporate power and corporate authority to execute, deliver and perform this Agreement, and consummate all transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions so contemplated, including the filing of registration statements and issuance of shares of Buyer’s Common Stock upon conversion of the Series G Stock. This Agreement is the valid and legally binding obligation of Buyer, enforceable against them in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.

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4.3 No Violation or Approval. Except as set forth herein and in Schedule 4.3, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach or violation of, or a default under the Articles of Incorporation or Bylaws of Buyer, or any statute applicable to Buyer or any material agreement to which Buyer is a party or by which any of its properties are bound, any fiduciary duty or any order, judgment, decree, rule or regulation of any court or any Government Authority or body having jurisdiction over Buyer or its properties, except where such failure would result in any change in or effect on the business of Buyer, which has a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or negotiation, declaration or filing with, any Governmental Authority or entity or other party is required of, and has not been obtained or made by Buyer in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby. Buyer’s and Attis’ entry into and performance under this Agreement will require consent of third parties pursuant to the provisions of that certain Second Amended and Restated Credit and Guaranty Agreement entered into by Buyer, Attis and other parties dated on or about April 20, 2018, as same has or will be amended from time to time (the “Credit Agreement”). Buyer has not obtained any consent required under the Credit Agreement from such third parties and will not obtain same prior to the closing of the Contemplated Transactions. Failure to obtain such consent will constitute a default by Buyer and Attis under the Credit Agreement. Seller acknowledges that Buyer has made the Credit Agreement available to Seller for Seller’s inspection. Buyer hereby represents and warrants that the occurrence of the foregoing default will not have a Material Adverse Effect on Buyer’s, Attis’ and/or JVCo’s ability to perform under this Agreement and the Transaction Documents. Seller hereby agrees that any event in which Buyer’s senior secured lender declares default or initiates any action to enforce its rights under Buyer’s Pre-Existing Secured Debt Agreements as a result of the execution and delivery by Buyer, Attis and JVCo of this Agreement or the Transaction Documents shall not constitute a Breach or Event of Default hereunder.

4.4 Capitalization; Voting Rights; Valid Issuance of the Shares. The capitalization of the Buyer is as set forth on Schedule 4.4, which Schedule 4.4 shall also include, to the Buyer’s knowledge, the number of shares of Buyer’s common stock (the “Common Stock”) owned beneficially, and of record, by Affiliates of the Buyer as of the date hereof. The Buyer has not issued any capital stock since its most recently filed periodic report under the Securities Act, other than as reflected in Schedule 4.4 or pursuant to the exercise of employee stock options under the Buyer’s stock option plans, the issuance of shares of Common Stock to employees pursuant to the Buyer’s employee stock purchase plans and pursuant to the conversion and/or exercise of Common Stock equivalents outstanding as of the date of the most recently filed periodic report under the Securities Act. Except as a result of the Contemplated Transactions, or as set forth in Schedule 4.4, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock or the capital stock of any Subsidiary, or contracts, commitments, understandings or arrangements by which the Buyer or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock equivalents or capital stock of any Subsidiary. The issuance and sale of the Securities will not obligate the Buyer or any Subsidiary to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Buyer securities to adjust the exercise, conversion, exchange or reset price under any of such securities.

4.5 Buyer Financial Statements. Buyer has delivered to Seller its unaudited financial statements (balance sheet, statement of operations, and statement of cash flows) for the fiscal year ended December 31, 2016, and its unaudited financial statements (balance sheet, statement of operations, and statement of cash flows) as at, and for the nine-month period ended September 30, 2017 (collectively, the “Buyer Financial Statements”). The Buyer Financial Statements: (i) are true, accurate and complete in all respects; (ii) are consistent with the books and records of Buyer; (iii) present fairly and accurately, in all material respects, the results of operations and financial condition of the business of Buyer for the respective periods covered or as of their respective dates; and (iv), have been prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the periods covered. Buyer has delivered to Seller or their representatives, or made available through the SEC’s website at http://www.sec.gov, true and complete copies of the SEC Documents. As of their respective dates, the Buyer Financial Statements disclosed in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, all indebtedness of the Buyer is set forth in Section 4.5 of the Buyer Disclosure Schedule (“Buyer Indebtedness”), and shall mean and include the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (including breakage costs, penalties and fees), if any, unpaid fees or expenses and other monetary obligations as of such time in respect of: (a) all indebtedness of the Buyer for borrowed money or for the deferred or unpaid purchase price of property or services; (b) any other indebtedness of the Buyer which is evidenced by a note, bond, debenture or similar instrument or commercial paper (including a purchase money obligation); (c) all deferred obligations of the Buyer to reimburse any bank or other person in respect of amounts paid or advanced under a letter of credit, surety bond, performance bond or other instrument; (d) all indebtedness of others guaranteed, directly or indirectly, by the Buyer or as to which the Buyer has an obligation (contingent or otherwise) that is substantially the economic equivalent of a guarantee; (e) all obligations of the Buyer under financing or capital leases; (f) all indebtedness of others secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on any property or assets of the Buyer (whether or not such obligation is assumed by the Buyer); (g) the aggregate net liability pursuant to any derivative instruments, including any interest rate or currency swaps, caps, collars, options, futures or purchase or repurchase obligations, or other similar derivative instruments. Buyer does not have any liabilities of any nature, including without limitation expenses, whether accrued, absolute, contingent or otherwise, and whether due or to become due or whether or not required to be included on the Buyer Financial Statements pursuant to the U.S. GAAP, probable of assertion or not, except liabilities that are reflected or disclosed in the notes of the most recent Buyer Financial Statements, or were incurred in the Ordinary Course of Business and in the aggregate do not exceed $50,000. No other information provided by or on behalf of Buyer to Seller which is not included in the SEC Documents, including, without limitation, information referred to in this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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4.6 Taxes. Except as set forth in the Buyer Disclosure Schedule, Buyer has duly filed, on a timely basis all Tax Returns which it is required to file, and all material liabilities for Tax (including interest and penalties) have been paid. Buyer has paid all required withholding taxes with respect to employees and independent contractors. Except as set forth in the Buyer Disclosure Schedule, there are in effect no waivers or extensions of the applicable statutes of limitations for tax liabilities for any period, and no taxing authority has asserted either orally or in writing any adjustment that could result in an additional Tax for which Buyer is or may be liable and there is no pending audit, examination, investigation, dispute, proceeding or claim for which Buyer has received notice relating to any Tax for which any one of them is or may be liable. Except as set forth in the Buyer Disclosure Schedule, there are no agreements in writing with any taxing authority by Buyer. Except as set forth in the Buyer Disclosure Schedule, Buyer has not been nor is it included in any consolidated, affiliated, combined, unitary or other similar Tax Returns and there are no tax sharing agreements to which Buyer has now or ever has been a party. Except as set forth in the Buyer Disclosure Schedule, Buyer is not a party to any agreement, contract, arrangement or plan that would result in the payment of any “excess parachute payments” within the meaning of Code Section 280G (or any comparable provision of state, local or foreign law).

4.7 No Material Adverse Breaches, etc. Except as set forth in the SEC Documents, neither Buyer nor any of its subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of Buyer’s officers has or is expected in the future to have a material adverse effect on the business, properties, operations, financial condition, results of operations or prospects of Buyer or its subsidiaries. Except as set forth in the SEC Documents, neither Buyer nor any of its subsidiaries is in breach of any contract or agreement which breach, in the judgment of Buyer’s officers, has or is expected to have a material adverse effect on the business, properties, operations, financial condition, results of operations or prospects of Buyer or its subsidiaries.

4.8 Litigation. There is no action pending against, affecting or, to the knowledge of Buyer, threatened against it or any of its properties before any court or arbitrator or any governmental body, agent or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or would materially adversely affect Buyer’s ability to consummate the transactions contemplated hereby.

4.9 No Omissions. No other information provided by or on behalf of Buyer or its Related Persons to Seller, including, without limitation, information referred to in this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5. Covenants Relating to Principal, Original Member, Seller, CleanTech and JVCo

5.1 Best Efforts. Seller shall use its best efforts timely to satisfy each of the conditions to be satisfied by it hereunder.

5.2 Restrictions on Transfer, Proxies and Noninterference. Seller and JVCo shall not, directly or indirectly, except pursuant to the terms of this Agreement (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all 80% Units; (ii) grant any proxies or powers of attorney, deposit any such 80% Units into a voting trust or enter into a voting agreement with respect to any such 80% Units; or (iii), take any action that would make any representation or warranty contained in Section 3 untrue or incorrect or have the effect of preventing or disabling any Entity from performing its obligations under this Agreement.

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5.3 Conduct of Business by JVCo Pending the Closing. From the date hereof and on and prior to the Closing, except as otherwise disclosed, permitted or required by this Agreement, JVCo will conduct business only in the Ordinary Course of Business and substantially as presently operated and use reasonable efforts to maintain the value of JVCo’s Business as a going concern. From the date hereof and prior to the Closing, JVCo will not, without the prior written consent of the Seller: enter into any transactions otherwise than on an arms’ length basis with any Affiliate of JVCo (other than as contemplated by this Agreement and the transactions in the Ordinary Course of Business of JVCo); pay any compensation other than in the Ordinary Course of Business or increase any compensation of any officer or employee; enter into any new contracts or agreements to incur any Liabilities (including without limitation, any capital lease); amend the operating agreement of JVCo; sell, lease or otherwise dispose of any material assets (except for sales and other dispositions in the Ordinary Course of Business and as may otherwise be permitted by the terms of this Agreement); propose or adopt any changes to the accounting principles used by JVCo material to its financial condition or business except as permitted by Generally Accepted Accounting Principles; make any capital expenditures in any month with respect to JVCo’s Business or enter into any contract or commitment therefor other than in the Ordinary Course of Business; pay any dividends; or, commit to do any of the foregoing.

5.4 Registration and Exemption. Seller agrees and acknowledges that the Series G Stock may not be sold or transferred unless: (i) such shares are sold pursuant to an effective registration statement under the Securities Act; or (ii), the Buyer or its transfer agent shall have been furnished with an opinion of  counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (iii), such shares are sold or transferred pursuant to Rule 144 under the Securities Act (or a successor rule) (“Rule 144”); or (iv), such shares are transferred to an “affiliate” (as defined in Rule 144) of the Sellers who is an Accredited Investor (as defined in the Securities Act), and who agrees to sell or otherwise transfer the shares only in accordance with this Section 5.4.  Until such time as the Series G Stock have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of the Common Stock that has not been so included in an effective registration statement, or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (a) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (b) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

5.5 Further Assurances; Cooperation. Original Member and Seller shall use their best efforts to cooperate with Buyer and to diligently perform under the Transaction Documents. At and after the Closing, Seller shall execute and deliver such further instruments of conveyance and transfer as Buyer (and/or Buyer’s designee) may reasonably request to convey and transfer effectively the 80% Units.

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5.6 Conveyance of CleanTech IP. For so long as Buyer, Attis, and JVCo are in compliance with all applicable terms of the Transaction Documents, upon the later to occur of the (i) Seller Performance Date, (ii) the Buyer Performance Date, or (iii) the date on which all CleanTech Matters pending as of the Closing Date have been resolved (which later to occur date shall be referred to herein as the “Compliant Transfer Date”), CleanTech shall assign the CleanTech IP to JVCo, with full warranty of title free and clear of all third party claims or liens. NOTWITHSTANDING ANYTHING STATED TO THE CONTRARY HEREIN, NOTHING STATED OR IMPLIED IN THIS AGREEMENT OR IN ANY TRANSACTION DOCUMENT SHALL BE CONSTRUED TO CONSTITUTE A SALE, ASSIGNMENT OR OTHER TRANSFER, EITHER AS OF THE CLOSING DATE, OR AT ANY TIME THEREAFTER PRIOR TO THE OCCURRENCE OF THE COMPLIANT TRANSFER DATE, OF ANY ASSETS OWNED BY SELLER AND/OR CLEANTECH, OR WHICH MAY OTHERWISE BE INCLUDED IN THE SELLER COLLATERAL COVERED BY SELLER’S PRE-EXISTING SECURED DEBT AGREEMENTS.

5.6.1 Title to CleanTech Assets. Buyer and Attis acknowledge and agree that, notwithstanding anything stated to the contrary herein or the Transaction Documents, (i) TITLE TO THE CLEANTECH ASSETS COLLATERAL SHALL BE AND REMAIN WITH CLEANTECH, and (ii), for avoidance of doubt, inasmuch as the CleanTech IP and CleanTech Matters are included in the CleanTech Assets, all now and hereinafter-arising CleanTech IP and CleanTech Matters shall be and remain in the name of CleanTech until and unless an appropriate assignment is made on or after the Compliant Transfer Date.

5.7 Non-Competition and Non-Solicitation. Through and including APRIL 30, 2023 (the “Restrictive Period”), upon and subject to the terms and conditions of the Transaction Documents, except as otherwise stated in the JVCo Operating Agreement and JVCo Management Agreement, and for so long as no Event of Default has occurred under the Transaction Documents, Principal, Original Member, Seller and CleanTech (collectively, the “Transferors”), each on their own behalf, hereby agree that they shall not, directly or indirectly, for itself or on behalf of, or in conjunction with, any other person, company, firm, partnership, association, corporation or business or organization, entity or enterprise,

5.7.1 within the United States or Canada be engaged or employed in any capacity by, or own, operate, manage or control a business which is competitive with the business of Attis or JVCo (except for passive, minority equity investments in, or providing senior or mezzanine debt financing to, a business that is competitive with JVCo’s Business, which shall be allowed);

5.7.2 solicit or attempt to solicit business from any third party which was a customer or prospective customer of Attis or JVCo within two (2) years prior to the date of this Agreement with a view to sell or provide any products or services competitive with any products or services of Attis or JVCo; or

5.7.3 for any reason whatsoever, employ or attempt to employ or assist anyone else in employing any employee of Buyer, JVCo or Attis (whether or not such employment is full-time or is pursuant to a written contract).

In the event the enforceability of this Section 5.7 shall be challenged in a court of competent jurisdiction and any applicable Transferor is not enjoined from breaching any term of this Agreement, then, if such court finds that the challenged term is enforceable, the applicable time periods set forth herein shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of the applicable provision until the dispute is finally resolved and all periods of appeal have expired. In the event any Party is required to engage the services of an attorney at law to enforce any provision of this Agreement, said Party may recover from the breaching Party, in addition to any other damages to which it may be entitled, including, without limitation, its reasonable attorneys’ fees and expenses of litigation. Transferors each hereby acknowledge that breach of any of the provisions contained in this Section 4 could result in irreparable damage and injury to Buyer, which injury could not be adequately compensated by money damages or other legal remedies. Accordingly, in the event of such a breach of any of the provisions of this Section 4, in addition to, and not in limitation of, any remedies which may be available to Buyer under the Transaction Documents, Buyer may seek equitable relief against the breaching Party for such breaches, including, without limitation, an injunction or an order for a specific performance. If Buyer seeks to enjoin any such breaching Party from breaching any such provision of this paragraph, the breaching Party hereby waives the defense that Buyer has or will then have an adequate remedy at law. Nothing in this paragraph shall be deemed to limit Buyer’s remedies at law or equity for any breach by any Transferor of any provision of the Transaction Documents which may be pursued or availed by Buyer.

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5.8 Original Member Matters. Original Member hereby agrees that,

5.8.1 for so long as Buyer, Attis and their respective Related Persons are in compliance with the terms and conditions of this Agreement and Transaction Documents, Original Member will not, directly or indirectly, take any action to accelerate or demand payment of any amount due under the February 2015 Loan Agreements from any Party, or to exercise any remedies against any Party in connection therewith, or which otherwise in any way involves the Acquired Assets, including, without limitation, by amending, modifying, or increasing any lien rights in favor of Original Member beyond those associated with the Pre-Existing Senior Lien;

5.8.2 within five (5) Business Days of the Buyer Performance Date, Original Member shall execute, acknowledge and deliver all such further instruments, and do all such other acts, as may be reasonably required by Buyer’s counsel to release and satisfy all obligations evidenced by the February 2015 Loan Agreements, to release all of the Acquired Assets from the Pre-Existing Senior Lien, and to complete and file UCC-3s or other forms as may be reasonably required by Buyer’s counsel to record Original Member’s release of the Pre-Existing Senior Lien;

5.8.3 in reliance upon and subject to the terms and conditions of this Agreement and the Transaction Documents, without which Original Member would not be willing to execute this Agreement, Original Member hereby consents to the completion of the Contemplated Transactions; and,

5.8.4 as a material inducement to Buyer and Attis to enter into this Agreement, and the Transaction Documents, Original Member represents and warrants to Buyer and Attis that it has not conveyed any interest in any of the February 2015 Loan Agreements or the Pre-Existing Lien to any third party.

5.9 Seller Restructuring. Unless waived by Buyer, Seller shall use commercially reasonable efforts to fully convert Seller’s remaining shares of preferred stock into Seller Common Stock except for the minimum amount necessary to maintain compliance with applicable pledge agreements and tax regulations regarding the availability of Seller’s net operating losses, and reduce Seller’s authorized Common Stock to no more than twice Seller’s fully-diluted Common Stock as of the date on which the Seller Restructuring is completed (“Seller Restructuring”).

5.10 Seller’s SEC Filings. Seller shall use commercially reasonable efforts to bring its outstanding filings current, and to thereafter file all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under of the Exchange Act (all of the foregoing filed prior to the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”). Until the earlier of (i) the date as of which the Buyer may sell all of the Seller Conversion Shares without restriction pursuant to Rule 144(k) promulgated under the Securities Act (or successor thereto), or (ii) the date on which (a) the Seller shall have sold all the Seller Conversion Shares and (b) the Seller Debenture is fully paid, Seller shall file in a timely manner all reports required to be filed with the SEC pursuant to the Exchange Act and the regulations of the SEC thereunder, Seller shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

6. Covenants Relating to Buyer

6.1 Best Efforts. Buyer shall use its best efforts timely to satisfy each of the conditions to be satisfied by it hereunder.

6.2 Corporate Existence. So long as any of the Series G Stock remain outstanding, Buyer shall not directly or indirectly consummate any merger, reorganization, restructuring, reverse stock split, consolidation, sale of all or substantially all of Buyer’s assets or any similar transaction or related transactions (each such transaction, an “Organizational Change”) unless, prior to the consummation an Organizational Change, Buyer obtains the written consent of Seller. In any such case, Buyer shall make appropriate provision with respect to Seller’s rights and interests to insure that the provisions of the Transaction Documents will thereafter be applicable to Series G Stock after any such Organizational Change.

6.3 Buyer’s SEC Filings. Buyer shall file all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing filed prior to the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”). Until the earlier of (i) the date as of which the Seller may sell all of the Series G Conversion Shares without restriction pursuant to Rule 144(k) promulgated under the Securities Act (or successor thereto), or (ii) the date on which (a) the Seller shall have sold all the Series G Conversion Shares and (b) none of the Series G Stock are outstanding (the “Registration Period”), Buyer shall file in a timely manner all reports required to be filed with the SEC pursuant to the Exchange Act and the regulations of the SEC thereunder, Buyer shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

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6.4 Listings or Quotation. Buyer shall maintain the Common Stock’s authorization for quotation on the NASDAQ, NYSE, or OTCQX public trading markets or stock exchanges.

6.5 Registration Rights. Buyer and Seller shall enter into a registration rights agreement in substantially the same form as the form attached in Exhibit 6.5 hereto (“Registration Rights Agreement”), pursuant to which Buyer shall use its best efforts to register the Series G Stock, Series G Conversion Shares, and Buyer Closing Shares on a TIME IS OF THE ESSENCE basis, but in no event later than August 31, 2018.

6.6 Reservation of Shares. Notwithstanding the foregoing, Buyer shall take all action reasonably necessary, commercially reasonable action to at all times have authorized, and reserved for the purpose of issuance, such number of shares of Common Stock issuable hereunder, and otherwise as shall be necessary to effect the issuance of all of the Series G Conversion Shares due upon conversion of the Series G Stock.

6.7 Transfer Agent Instructions. Buyer shall issue instructions to its transfer agent in the form(s) attached hereto as Exhibit 6.7 for the purpose of having certificates issued, registered in the name of the Seller or its respective designee(s) or nominee(s), for the Closing Common Shares and Series G Conversion Shares representing such amounts of Series G Stock as specified from time to time to Buyer upon conversion of the Series G Stock (“Transfer Agent Instructions”). Buyer warrants that no instruction other than the Transfer Agent Instructions will be given by Buyer to its transfer agent and that the Buyer Closing Shares and Series G Conversion Shares shall otherwise be freely transferable on the books and records of Buyer as and to the extent provided in this Agreement. Nothing in this Section 6.7 shall effect in any way any obligations and agreements to comply with all applicable securities laws upon resale of any shares of Buyer Stock. If a holder of the Series G Stock provides Buyer with an opinion of counsel, in form, scope and substance customary for opinions of counsel in comparable transactions to the effect that registration of a resale of any of the Series G Conversion Shares is not required under applicable laws, Buyer shall within two (2) business days instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by Seller, subject only to the restrictions stated in the Series G Certificate of Designations, and otherwise herein. Buyer acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to Seller by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, Buyer acknowledges that the remedy at law for a breach of its obligations under this Section 6.7 will be inadequate, and hereby agrees, in the event of a breach or threatened breach by Buyer of the provisions of this Section 6.7, that the Seller shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

6.8 Further Assurances; Cooperation. Buyer shall use its best efforts to cooperate with Seller and to diligently perform under the Transaction Documents. At and after the Closing, Buyer shall execute and deliver such further instruments of conveyance and transfer as Seller (and/or Seller’s designee) may reasonably request to convey and transfer effectively the Series G Stock, Series G Conversion Shares, and any and all amounts and shares due and payable thereunder, or which may otherwise be due and payable under any other Transaction Document.

7. Corporate Matters

7.1 Operating Agreement. Buyer, Attis, JVCo, Seller, and CleanTech shall execute and deliver an amended and restated JVCo operating agreement on or before the Closing in substantially the same form as the form of operating agreement attached in Exhibit 7.1 hereto (“JVCo Operating Agreement”), and a management agreement in substantially the same form as the form of management agreement attached in Exhibit 7.1(a) hereto (“JVCo Management Agreement”), which agreements shall be effective immediately as of the Closing Date. JVCo’s managers shall be comprised of the Persons set forth in Schedule 7.1 hereto, effective immediately after the Closing Date.

7.2 Allocation of Purchase Price. Within one hundred twenty (120) days after the Closing (unless required sooner to meet the reasonable IRS filing requirements of one of the parties) the parties agree to complete duplicate IRS Form 8594 (“Acquisition Statement”) as required by the Internal Revenue Code. The parties further agree to make no change or alteration of the Form 8594 and to file no Supplement Statement Form 8594 without at least fifteen (15) days prior written notice to the other party of the nature and extent of the changes, which notice shall include the revised or Supplemental Statement Form 8594.

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7.3 Confidentiality. The term “Confidential Information” shall mean that information of a Party (“Disclosing Party”) which is disclosed to another Party (“Receiving Party”) pursuant to this Agreement, and shall include, but not be limited to, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, schematics, designs, contracts, customer lists, financial information, sales and marketing plans and business information. The Parties agree that the term “Confidential Information” shall also be construed to include the existence and identity of specific third parties named in the Seller Disclosure Schedule that were, are, or which may become party to one or more agreements, transactions, disputes, or litigation involving JVCo, and the existence and nature of any of the foregoing (collectively, “Proprietary Matters”). The Parties hereby agree and acknowledge that any disclosure of Confidential Information involving Proprietary Matters could materially adversely effect the relationship or rights of JVCo in connection with such matters, and that, notwithstanding anything stated herein to the contrary, no disclosure of Confidential Information involving Proprietary Matters shall be made by any Party without the express written consent of the other Parties hereto unless as may be required by law, and, even then, on a need-to-disclose basis after exhausting all available confidential treatment and such other options to prevent general public disclosure. Each Party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other Party. The Receiving Party shall, at all times, both during the term of this Agreement and thereafter, keep in confidence and trust all of the Disclosing Party’s Confidential Information received by it. The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement or by a separate written agreement. The Receiving Party shall take all reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party’s Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers, employees, consultants and permitted sublicensees who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into confidentiality agreements with such person’s employer which protects the Confidential Information of the Disclosing Party. The Receiving Party shall promptly give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party’s Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information, which remedies shall include injunctive relief without the necessity of posting a bond or proving damages. These obligations shall not apply to the extent that Confidential Information includes information which: is already known to the Receiving Party at the time of disclosure, which knowledge the Receiving Party shall have the burden of proving; is, or, through no act or failure to act of the Receiving Party, becomes publicly known; is received by the Receiving Party from a third party without restriction on disclosure; is independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party, which independent development the Receiving Party will have the burden of proving; is approved for release by written authorization of the Disclosing Party; is required to be disclosed by a government agency to further the objectives of this Agreement, by a proper order of a court of competent jurisdiction, or is required to be disclosed by law or pursuant to the requirements of a recognized stock exchange; provided, however that the Receiving Party will use its best efforts to minimize such disclosure and will consult with and assist the Disclosing Party in obtaining a protective order prior to such disclosure. For avoidance of doubt, no public disclosure shall be made by any Party hereto at any time in the absence of the prior written consent of each of the other Parties hereto, including pursuant to any applicable requirement to file a current report on Form 8K, or other regulatory disclosure in connection with the execution hereof.

7.4 Indemnification.

7.4.1 Survival. Subject to the provisions of this Section 7, all representations, warranties, covenants and obligations of the Parties contained in this Agreement and in the agreements, instruments and other documents delivered pursuant to this Agreement will survive the Closing and the consummation of the Contemplated Transactions.

7.4.2 Indemnification by Buyer. Buyer hereby covenants and agrees that, to the fullest extent permitted by Legal Requirement, it will defend, indemnify and hold harmless Seller and its Related Persons and Representatives, and their respective officers, directors, members, managers, employees, agents, and Representatives, and all successors and assigns of the foregoing (collectively, the “Seller Indemnified Persons”), for, from and against any Adverse Consequences, arising from or in connection with: (i) any Breach of any representation, warranty, covenant, obligation or agreement made by Buyer in the Transaction Documents, the Schedules and Exhibits hereto, the certificates delivered hereunder, any transfer instrument, or any other certificate, document, writing or instrument delivered by Buyer pursuant to or otherwise in connection with the Transaction Documents; (ii) any Liability of Buyer, Attis, or either of their Related Persons; or (iii), any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer in connection with this Agreement or any of the Contemplated Transactions.

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7.4.3 Indemnification by Seller. Seller hereby covenants and agree that, to the fullest extent permitted by Legal Requirement, they will defend, indemnify and hold harmless Buyer, and its Related Persons and Representatives, and their respective officers, directors, members, managers, employees, agents, and Representatives, and all successors and assigns of the foregoing (collectively, the “Buyer Indemnified Persons”), for, from and against any Adverse Consequences arising from or in connection with: (i) any Breach of any representation, warranty, covenant, obligation or agreement made by Seller in the Transaction Documents, the Schedules and Exhibits hereto, the certificates delivered hereunder, any transfer instrument, or any other certificate, document, writing or instrument delivered by Seller pursuant to or otherwise in connection with the Transaction Documents; (ii) any Liability of JVCo based on facts, events or circumstances occurring before the Closing Date, or arising out of or in connection with the ownership and operation of JVCo, the JVCo Assets, and JVCo’s Business prior to the Closing Date, or facts and circumstances relating specifically to JVCo, the JVCo Assets, and JVCo’s Business existing at or prior to the Closing, respectively, whether or not such Liabilities or claims were known or unknown, absolute, accrued or contingent, on such date; (iii) any Liability of JVCo to Seller or any Related Person of Seller (except in connection with Permitted Encumbrances prior to the Buyer Performance Date); or (iv), any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding alleged to have been made by such Person with any Seller in connection with this Agreement or any of the Contemplated Transactions.

7.4.3.1 In addition to its indemnification obligations under Section 7.4.3, Seller hereby covenant and agree that, to the fullest extent permitted by Legal Requirement, they will defend, indemnify and hold harmless the Buyer Indemnified Persons for, from and against any Adverse Consequences (including costs of cleanup, containment or other Remedial Action) arising out of acts or neglect occurring or conditions existing at or before Closing from or in connection with: (i) any Environmental, Health and Safety Liabilities arising out of or relating to (a) the conduct of any activity by Seller, JVCo, or their Related Persons, or any employee, contractor, agent or Representative thereof, relating to the JVCo Assets or Business, (b) the ownership or operation by any Person at any time on or prior to the Closing Date of any of the JVCo Assets or Business, or (c), any Hazardous Materials or other contaminants that were present on the JVCo Assets at any time on or prior to the Closing Date; or (ii), any bodily injury (including illness, disability or death, regardless of when such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any of the JVCo Assets, in any way arising from or allegedly arising from (a) any Hazardous Activity conducted by Seller, JVCo, their Related Persons or any employee, contractor, agent or Representative thereof, with respect to the JVCo Assets or Business, or (b), from any Hazardous Material that was present or suspected to be present on or before the Closing Date on or at the Properties (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any Property and was present or suspected to be present on any Property, on or prior to the Closing Date), or Released or allegedly Released by Seller, JVCo, their Related Persons, or any Person, on or at any of the Properties or JVCo Assets at any time on or prior to the Closing Date. Buyer, either directly or through JVCo, will be entitled to control any Remedial Action, any Proceeding relating to a claim that any Environmental Law has been violated and any other Proceeding with respect to which indemnity may be sought under this Section 7.4.

7.4.4 Time Limitations.

7.4.4.1 For purposes of this Agreement, a Buyer Indemnified Person may only assert a claim for indemnification under Section 7.4.2 during the applicable period of time (the “Buyer Claims Period”) commencing on the date of this Agreement and continuing until the date that is TWO (2) YEARS after the Closing Date; provided, however, that with respect to any such indemnification claim regarding the Breach by Seller of any obligation hereunder or under any related agreement that is intended to survive and continue after the Closing, the Buyer Claims Period will continue for as long as such obligation is outstanding.

7.4.4.2 For purposes of this Agreement, a Seller Indemnified Person may only assert a claim for indemnification under Section 7.4.3 during the applicable period of time (the “Seller Claims Period”) commencing on the date of this Agreement and continuing until the date that is TWO (2) YEARS after the Closing Date; provided, however, that with respect to any such indemnification claim regarding the Breach by Buyer of any obligation hereunder or under any related agreement that is intended to survive and continue after the Closing, the Seller Claims Period will continue for as long as such obligation is outstanding.

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7.4.4.3 Notwithstanding anything to the contrary in this Section 7, if before 5:00 p.m. (eastern time) on the last day of the applicable Buyer Claims Period or Seller Claims Period, any Party against which an indemnification claim has been made hereunder has been properly notified in writing of such claim for indemnity hereunder and the basis thereof, including with reasonable supporting details for such claim (to the extent then known), and such claim has not been finally resolved or disposed of as of such date, then such claim will continue to survive and will remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms of this Agreement.

7.4.5 Payment of Claims. A claim for indemnification may be asserted by written notice to the Party from whom indemnification is sought and will be paid promptly after such notice, together with satisfactory proof of Adverse Consequences or other documents evidencing the basis of the Adverse Consequences sought, are received.

7.4.6 Third-Party Claims. No later than ten (10) Business Days after receipt by a Person entitled to indemnity under Section 7 hereof (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such section (an “Indemnifying Person”) of the assertion of such Third-Party Claim and a copy of any writing by which, such Third-Party assertion is made. The failure to notify the Indemnifying Person will relieve the Indemnifying Person of any liability that it may have to any Indemnified Person to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is materially prejudiced by the Indemnified Person’s failure to give such notice. If an Indemnified Person gives notice to the Indemnifying Person hereunder of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii), the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person (provided, such counsel has appropriate experience in the subject matter relating to the claim). After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person hereunder for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person, the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and, the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent, which shall not be unreasonably withheld. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

7.4.6.1 Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

7.4.6.2 Seller hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.

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7.4.6.3 With respect to any Third-Party Claim subject to indemnification under this Section 7, both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel; and the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

7.4.6.4 With respect to any Third-Party Claim subject to indemnification under this Section 7, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: it will use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure); and all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

7.4.7 Other Remedies. The foregoing right of any setoff provisions, holdback provisions and indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have in connection with this Agreement and the Contemplated Transactions.

7.5 Effect of Cross-Indemnification; No Offset or Reduction of Buyer Obligations or Seller Obligations. Notwithstanding anything to the contrary in this Agreement or the Transaction Documents, the Parties hereby agree that, regardless of whether or not a claim is filed or pending under the Buyer Indemnity, the Seller Indemnity, or the Principal Indemnity, (i) the Buyer Obligations shall be fully paid and performed on the terms specified in the Transaction Documents, (ii) the Seller Obligations shall be fully paid and performed on the terms specified in the Transaction Documents, (iii) no amount paid in connection with the Buyer Obligations and/or Seller Obligations shall be refundable in any manner for any reason, and (iv) no amount payable in connection with the Buyer Obligations and/or Seller Obligations shall be subject to reduction or setoff of any kind, for any reason, including for any actual, anticipated, or alleged Breach hereunder or under any Transaction Document. If any amounts are mutually agreed or otherwise determined to be due as a result of any claim(s) filed under the Buyer Indemnity, the Seller Indemnity, and/or the Principal Indemnity, then any such amount(s) shall be separately paid and resolved by the applicable indemnifying Party without any effect whatsoever on the performance of the Buyer Obligations or Seller Obligations. In the event and to the extent that this Section 7.5 conflicts with the terms and conditions of the Buyer Indemnity, Seller Indemnity, Principal Indemnity, this Agreement, or the Transaction Documents, then the terms and conditions of this Section 7.5 shall govern; provided, however, that the terms and conditions of the Buyer Indemnity, Seller Indemnity, and Principal Indemnity shall in all other respects govern (e.g., terms involving timing and procedures).

7.6 Contribution to Principal Indemnity. Buyer and Attis hereby (i) acknowledge that Seller and CleanTech have previously agreed to defend, indemnify and hold harmless Principal to the fullest extent permitted by Legal Requirement; and (ii), accordingly agree to use commercially reasonable efforts to exhaust all available remedies under the Seller Indemnity prior to taking action under the Principal Indemnity for any reason

8. Additional Actions and Transactions

8.1 Access to Information; Confidentiality. Upon reasonable notice, Seller and JVCo shall afford to the officers, employees, accountants, counsel and other representatives of Buyer, reasonable access, during the period prior to the Closing Date, to all properties, books, contracts, commitments and records; and, during such period, Seller and JVCo shall furnish promptly to Buyer, as the case may be, all information concerning JVCo’s business, properties and personnel as such parties may reasonably request, and Seller and JVCo shall make available to Buyer and its representatives the appropriate individuals, including attorneys, accountants and other professionals for discussion of its business, properties and personnel as such parties may reasonably request.

8.2 Continued Disclosure. From time to time, on and prior to the Closing Date, Buyer, Seller and JVCo shall each promptly notify the other parties upon becoming aware of any fact, occurrence or event that would cause any of their respective representations and warranties contained to be inaccurate or incomplete in any material respect.

8.3 Supplemental Schedules. Buyer, Seller and JVCo may (but will not be required to) from time to time prior to the Closing Date, by notice in accordance with the Agreement, supplement or amend their respective disclosure schedules hereto, including without limitation one or more supplements or amendments to correct any matter which would otherwise constitute a breach of any representation, warranty or covenant herein contained.

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9. Conditions to the Acquisition

9.1 Conditions to the Obligations of Buyer. The obligations of Buyer, to consummate the Closing are subject to the satisfaction, or written waiver by Buyer (“Seller Exception Notice”), of the following conditions:

9.1.1 Representations and Warranties. The representations and warranties of Seller contained herein, and in any certificate or other writing delivered by Seller or pursuant hereto, shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, except for (i) changes contemplated by this Agreement, and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date) with the same force and effect as if made at and as of the Closing Date.

9.1.2 Agreements and Covenants; Seller Closing Deliverables. The Seller and JVCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date. Seller and JVCo shall have delivered or caused to be delivered to Buyer all of the items specified in Schedule 2.3. All material written consents, assignments, waivers or authorizations that are required as a result of the transactions contemplated by this Agreement shall have been obtained.

9.1.3 Material Adverse Effect. No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any person before any court, arbitrator or governmental authority nor shall any such proceeding be pending. There shall have not occurred any events or developments, individually or in the aggregate, resulting in a Material Adverse Effect with respect to JVCo.

9.1.4 Consummation of Contemplated Transactions. All Contemplated Transactions involving Buyer, Seller, JVCo and their respective Related Persons shall have been consummated as of the Closing Date, as such term is defined in applicable Transaction Documents.

9.2 Conditions to the Obligations of Seller. The obligations of Seller, to consummate the Closing are subject to the satisfaction, or written waiver by Seller (“Buyer Exception Notice”), of the following conditions:

9.2.1 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement, and in any certificate or other writing delivered by Buyer pursuant hereto, shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, except for (i) changes contemplated by this Agreement, and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), with the same force and effect as if made on and as of the Closing Date.

9.2.2 Agreements and Covenants; Buyer Closing Deliverables. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date. Buyer shall have delivered or caused to be delivered to Seller all of the items specified in Schedule 2.4. All material written consents, assignments, waivers or authorizations that are required as a result of the transactions contemplated by this Agreement shall have been obtained.

9.2.3 Material Adverse Effect. No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any person before any court, arbitrator or governmental authority nor shall any such proceeding be pending. There shall have not occurred any events or developments, individually or in the aggregate, resulting in a Material Adverse Effect with respect to Buyer.

9.2.4 Consummation of Contemplated Transactions. All Contemplated Transactions involving Buyer, Seller, JVCo and their respective Related Persons shall have been consummated as of the Closing Date, as such term is defined in applicable Transaction Documents.

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9.3 Escrow. As security for Buyer’s performance under the Transaction Documents, Buyer and Attis shall grant Seller the Buyer’s Closing Lien, which grant shall be evidenced by the execution and delivery of substantially the same form of security agreements as are included in Exhibit 9.3 hereto (“Escrow Agreement”). In connection with the Escrow Agreement, the Acquired Assets shall be delivered at the Closing to James Sonageri, Esq., Sonageri & Fallon LLC (the “Escrow Agent”), who shall hold the Acquired Assets in escrow (the “Escrow Account”) pending performance of Buyer’s obligations under the Transaction Documents. Except as set forth in the Buyer Disclosure Schedule, Buyer shall not, under any circumstances, grant any interest or rights in or to the Acquired Assets without the express prior written consent of Seller. The Acquired Assets shall be released from the Escrow Account in accordance with the terms and conditions of the Escrow Agreement. Seller hereby agrees that it shall not enter into any security, pledge, guaranty or other agreement under which it agrees to grant any Lien or other interest in, to and under the rights granted to Seller in connection with the Escrow Agreements.

10. Termination

10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of the Buyer and the Seller. In the event of a termination of this Agreement pursuant to this Section 10, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers, stockholders or members except that nothing herein shall relieve any party from liability for any breach hereof occurring prior to termination. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Acquisition is consummated.

10.2 Events of Default. For purposes of this Agreement, an “Event of Default” shall be additionally construed to mean the occurrence of one or more of the following events of Breach by any Party after the date hereof that remains uncured SIXTY (60) days following written notice of default (each, a “Default Notice”) to the breaching Party(ies) (“Breaching Party” or “Breaching Parties”) from any one or more non-breaching Party(ies) (“Non-Breaching Party” or “Non-Breaching Parties”):

10.2.1 Payment Default. If any Breaching Party shall, for any reason, fail to comply with any payment obligations as and when due, including, without limitation, any of (i) the Buyer Obligations, (ii) the Seller Obligations, (iii) the CleanTech Obligations, or (iv) the JVCo Obligations;

10.2.2 Seller’s Senior Debt Agreements. If Seller’s Senior Lender declares default or initiates any action to enforce its rights against Seller and/or CleanTech under Seller’s Senior Debt agreements;

10.2.3 Representations. If any representation or warranty made by or on behalf of any Breaching Party, whether contained in this Agreement, or in any other Transaction Document with one or more of the Non-Breaching Parties, and which the Non-Breaching Party(ies) asserting Breach has (or have) proven to have been false or incorrect in any material respect when made;

10.2.4 Voluntary Insolvency Proceedings. If Buyer or Seller shall (i) apply for or consent to or acquiesce in the appointment of or the taking of possession by a receiver, liquidator, custodian or trustee of itself or of all or any part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the bankruptcy laws of the United States of America (as now or hereafter in effect) or any similar foreign law, (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, or (vi) take any action for the purpose of effecting any of the foregoing;

10.2.5 Involuntary Insolvency Proceedings. A proceeding or case shall be commenced, without the application or consent of Buyer or Seller in any court of competent jurisdiction, seeking (i) liquidation, reorganization, dissolution, winding-up or composition or adjustment of debts of Buyer or Seller, (ii) the appointment of a trustee, receiver, liquidator, custodian or the like of Buyer or Seller, or of all or any part of any of their assets, (iii) similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed, for a period of forty five (45) days; or (iv) any order for relief against Buyer or Seller, shall be entered in an involuntary case under bankruptcy laws of the United States of America, or any similar foreign law, and shall continue undismissed for a period of forty five (45) days;

10.2.6 Judgments and Tax Liens. If one or more judgments, attachments, or tax liens exceeding $100,000 in the aggregate are entered against Buyer or Seller, or against Buyer’s or Seller’s property, and remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days, or enforcement proceedings are commenced with respect to any judgment, attachment, or tax lien against Buyer or Seller;

10.2.7 Divestiture of Assets. If any order, judgment, or decree shall be entered in any proceeding requiring Buyer or Seller to divest itself of any material part of its assets, and if, within forty-five (45) days after entry thereof (unless or until enforcement is sooner commenced), such order, judgment or decree shall not have been discharged or execution thereof stayed pending appeal, or if, within ten (10) days after the expiration of any such stay (unless or until enforcement is sooner commenced), such judgment, order or decree shall not have been discharged; or,

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10.2.8 Cross Default. The occurrence of any default or Event of Default by Buyer, Attis, JVCo, Seller and/or CleanTech under any Transaction Document.

11. General

11.1 Acknowledgement of Security Interest. Buyer hereby acknowledges that the Acquired Assets are subject to the Pre-Existing Senior Lien granted in favor of Original Member.

11.2 Modifications. Any Transaction Documents may be modified only in writing that specifically refers to the proposed modification and applicable Transaction Document(s), and which is signed by an authorized representative of each Party; provided, however, that until the Buyer Performance Date, any amendment or modification of this Agreement shall require the prior written consent of Original Member.

11.3 Governing Law; Consent to Jurisdiction. Other than as to Section 5.7 of this Agreement, this Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey, without regard to the principles of conflict of laws. Section 5.7 of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Georgia, without regard to the principles of conflict of law. Any dispute arising under, relating to or in connection with this Agreement or related to any matter which is the subject of or incidental to this Agreement or Transaction Documents shall be subject to the exclusive jurisdiction and venue of the Superior Court of New Jersey, Bergen County.

11.4 Assignment. This Agreement shall not be assigned by operation of law or otherwise in the absence of the prior written consent of each the Parties hereto. Until the Buyer Performance Date, no assignment hereof shall be permitted without the prior written consent of Original Member.

11.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial overnight delivery service, or mailed by registered or certified mail (return receipt requested) to the parties at the below address (or at such other address for a party as shall be specified by like notice). Notice shall be deemed effective upon the earlier of (a) actual receipt, (b) one business day following transmission by commercial overnight delivery services, or (c) three business days following registered or certified mail.

if to Buyer, to:	Attis Industries Inc.
12540 Broadwell Road, Suite 2104
Milton, Georgia 30004
	Attention:	Jeff Cosman
	E-mail:	jcosman@attisind.com

with a copy to (which copies shall not constitute notice):

Richard J. Dreger, Attorney at Law, P.C.
11660 Alpharetta Highway, Building 700, Suite 730
Roswell, Georgia 30076
	Attention:	Richard J. Dreger, Esq.
	Email:	Rick@rdregerlaw.com

if to Seller, to:	GreenShift Corporation
c/o Sonageri & Fallon LLC
411 Hackensack Avenue
Hackensack, New Jersey 07601
	Attention:	James Sonageri, Esq.
	E-mail:	jls@sonageri-fallon.com

with a copy to	(which copies shall not constitute notice):

Kevin Kreisler
c/o Robert Brantl, Esq.
52 Mulligan Lane
Irvington, New York 10533
	Attention:	Robert Brantl, Esq.
	E-mail:	robertbrantl@earthlink.net

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11.6 Severability. In the event that any provision of this Agreement is held to be unenforceable by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties so closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

11.7 Entire Agreement. This Agreement, the Transaction Documents, and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Seller Disclosure Schedule, the Buyer Disclosure Schedule, and the other Schedules constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any other person any rights or remedies hereunder.

11.8 Amendment and Waiver. This Agreement may be amended only by a written agreement executed by the parties hereto. No provision of this Agreement may be waived except by a written document executed by the party entitled to the benefits of the provision. No waiver of a provision will be deemed to be or will constitute a waiver of any other provision of this Agreement. A waiver will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver.

11.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reasons of this Agreement.

11.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right to be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the Parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein

11.11 Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

11.12 Waiver of Jury Trial. AS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT, EACH PARTY HERETO IRREVOCABLY, VOLUNTARILY, AND KNOWINGLY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED IN ANY WAY TO THIS AGREEMENT AND/OR ANY AND ALL OTHER DOCUMENTS RELATED TO THIS TRANSACTION.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

- SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF the parties have duly executed, or caused their duly authorized representative, to execute this Securities Purchase Agreement.

GREENSHIFT CORPORATION		ATTIS INDUSTRIES INC.

By:	/s/ Kevin Kreisler	By:	/s/ Jeffrey S. Cosman
Name:	Kevin Kreisler	Name:	Jeffrey S. Cosman
Title:	Chief Executive Officer	Title:	Chief Executive Officer

AGREED AND ACKNOWLEDGED TO BY:
GS CLEANTECH CORPORATION

By:	/s/ Kevin Kreisler
Name:	Kevin Kreisler
Title:	Chief Executive Officer

ATTIS INNOVATIONS, LLC

By:	/s/ Jeffrey S. Cosman
Name:	Jeffrey S. Cosman
Title:	Manager

FLUX CARBON LLC

By:	/s/ Kevin Kreisler
Name:	Kevin Kreisler
Title:	Manager

AGREED ONLY AS TO THE ORIGINAL MEMBER TERMS:
CANDENT CORPORATION

By:	/s/ Kevin Kreisler
Name:	Kevin Kreisler
Title:	Chief Executive Officer

AGREED ONLY AS TO SECTION 5.7:
PRINCIPAL

By:	/s/ Kevin Kreisler
Kevin Kreisler
Individually

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

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INDEX OF SCHEDULES AND EXHIBITS

Schedules

Schedule 1.0	Certain Definitions

Schedule 2.0	The Acquisition

Schedule 2.3	Seller Closing Deliveries

Schedule 2.4	Buyer Closing Deliveries

Schedule 3.0	Seller Disclosure Schedule
	Section 3.4	Approval
	Section 3.5	Current Litigation Matters
	Section 3.6	Liabilities
	Section 3.7	Taxes
	Section 3.8	Encumbrances
	Section 3.9	JVCo Assets
	Section 3.9.1	Tangible Personal Property
	Section 3.9.2	Intellectual Property Assets
	Section 3.10	Compliance
	Section 3.13	Permits
	Section 3.15	Contracts
	Section 3.16	Bank Accounts
	Section 3.17	Insurance
	Section 3.18	Affiliated Transactions
	Section 3.30	Jurisdictions
	Section 3.33	CleanTech IP
	Section 3.34	CleanTech IP Liens

Schedule 4.0	Buyer Disclosure Schedule
	Section 4.3	Consents
	Section 4.4	Capital Structure
	Section 4.5	Buyer Indebtedness
	Section 4.6	Taxes

Schedule 7.1	JVCo Manager Designees

Exhibits

Exhibit 2.1(a)	Assignment Agreement, 20% Units

Exhibit 2.1(b)	Assignment Agreement, 80% Units

Exhibit 2.1(c)	Assignment Agreement, Seller Interest

Exhibit 2.1(d)	Assignment Agreement, Lender Interest

Exhibit 2.1(e)	Release Agreement, Lender Interest

Exhibit 2.1(f)	Assignment Agreement, Subsidiary Interests

Exhibit 2.2.1	Seller Debenture

Exhibit 2.2.3	Buyer’s Series G Stock Certificate of Designations

Exhibit 2.3.1	Share Security Agreement

Exhibit 2.3.2	Seller Security Agreement

Exhibit 2.3.3	Principal Security Agreement

Exhibit 2.3.4	Principal Indemnity Agreement

Exhibit 3.4(a)	Written Consent of Seller

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Exhibit 3.4(b)	Written Consent of CleanTech

Exhibit 3.4(c)	Written Consent of JVCo

Exhibit 3.5	Written Consent of Original Member

Exhibit 3.5.1	February 2015 Loan Agreements

Exhibit 3.6	JVCo Financial Statements

Exhibit 3.9	Confidential Side Letter

Exhibit 3.30	Jurisdictions

Exhibit 3.32	Seller’s Certification Regarding Secured Creditors

Exhibit 3.36	JVCo Pre-Closing Operating Agreement

Exhibit 3.38	JVCo Subsidiary Matters

Exhibit 4.2(a)	Written Consent of Buyer

Exhibit 4.2(b)	Written Consent of Attis

Exhibit 6.5	Registration Rights Agreement

Exhibit 6.7	Transfer Agent Instructions

Exhibit 7.1	JVCo Operating Agreement

Exhibit 9.3	Escrow Agreement

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SCHEDULE 1.0

Certain Definitions

20% Units has the meaning set forth in the preface.

80% Units has the meaning set forth in the preface.

Accounts Receivable means (i) all trade and other accounts receivable and other rights to payment from past or present customers of JVCo, and the full benefit of all security for such accounts or rights to payment, including all trade and other accounts receivable representing amounts receivable in respect of services rendered to customers of the Business, and (ii) any claim, remedy or other right related to any of the foregoing

Acquired Assets shall mean the 20% Units, the 80% Units, and the JVCo Assets as of the Closing Date.

Action shall mean any claim, action, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation by or before any governmental authority.

Adverse Consequences shall mean all actions, suits, Proceedings, hearings, investigations, charges, complaints, claims, demands, diminutions in value, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement or claims, obligations, Taxes, Liens, losses, interest, expenses (including costs of investigation and defense), any other Liability and fees, including court costs and reasonable attorneys’ fees and expenses, whether or not involving a Third-Party Claim.

Affiliate shall mean, any Person directly or indirectly controlling, controlled by or under common control with the specified Party or Person. For purposes of this definition, the term control including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or otherwise.

Affiliated Group means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

Agreement has the meaning set forth in the preface.

ACR means APPLIED COMBUSTION RESEARCH LLC, a Delaware limited liability company.

Approval means those certain Governmental Authorizations, if any, to be obtained by Seller on or before the Closing in the name of the applicable Company from any Governmental Body having jurisdiction over the Properties, or the Businesses, in order for the Permits to be issued to Buyer.

Attis has the meaning set forth in the preface.

Attis IP has the meaning set forth in the preface.

Basis shall mean any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

Breach shall mean any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant, obligation or agreement, in or of this Agreement or any other Contract, agreement or instrument (whether or not related to this Agreement), or in or of any corporate, Company or partnership organizational document or agreement, any Governmental Authorization, Order or Legal Requirement, or any other breach of any written instrument, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure

Business Day means any day other than a Saturday or Sunday or any other day on which banks in Tennessee are permitted or required by Legal Requirement to be closed.

Business shall mean the operating and other activities currently conducted in the ordinary course of the applicable entity’s business.

Buyer Disclosure Schedule shall the disclosure schedule set forth in Schedule 4.0.

Buyer Entities has the meaning set forth in Section 2.2.1.1 of Schedule 2.0 hereto.

Buyer has the meaning set forth in the preface.

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Buyer Indemnity means the indemnity provided by Buyer in Section 7.4.2 hereof.

Buyer Obligations shall mean all obligations of Buyer, Attis and JVCo under this Agreement and the Transaction Documents, including, without limitation, the payment of the Purchase Price and the performance of all actions and transactions in connection therewith on and after the Closing Date.

Buyer Performance Date shall mean the date on which the Buyer Obligations have been fully paid, performed and satisfied.

Buyer Return Date shall mean the date on which the sum of Buyer’s cash proceeds deriving from sales of Seller Securities, other amounts received in connection with the Seller Debenture, and Distributions paid to or for the benefit of Buyer and/or Attis by JVCo, including, without limitation, proceeds from Lump Sum Recovered Amounts, paid to Buyer and/or Attis under the JVCo Operating Agreement, exceeds the Floor Price.

Buyer’s Closing Lien shall mean the security interest granted in favor of Seller on the Purchased Equity pursuant to the Buyer Security Agreement, subject, as applicable, only to the rights granted in connection with the Pre-Existing Senior Lien and the Buyer’s Pre-Existing Secured Debt Agreements.

Buyer’s Pre-Existing Secured Debt Agreements shall mean any security interests that may automatically arise as a result of Buyer’s and Buyer’s Related Persons’ pre-existing secured debt agreements in effect prior to and as of the Closing Date.

Bylaws shall mean, each the bylaws or operating agreement of the applicable entity.

Original Member has the meaning set forth in the preface.

Original Member Terms shall mean the terms and conditions of this SPA which state Original Member’s agreements to perform, including, without limitation, Sections 3.2, 3.3, 3.4.1, 3.8, 3.30, 5.5, 5.7, and 5.8 hereof.

Capital Contribution has the meaning set forth in the preface.

Class A Agreement has the meaning set forth in Exhibit 3.9 hereto.

Class B Agreement has the meaning set forth in Exhibit 3.9 hereto.

CleanTech has the meaning set forth in the preface.

CleanTech Assets shall mean all Seller Collateral directly owned by CleanTech, including, without limitation, the Pre-Existing License Agreements, CleanTech IP, and CleanTech Matters.

CleanTech Business has the meaning set forth in the preface.

CleanTech Exclusions shall mean the prohibition on the sale, transfer or assignment of any right, title or interest in, to or under any CleanTech Assets prior to the Compliant Transfer Date, as stated in Section 5.6 hereof.

CleanTech IP has the meaning set forth in the preface.

CleanTech License Agreements has the meaning set forth in the Confidential Side Letter.

CleanTech Matters has the meaning set forth in Exhibit 3.9 hereto.

CleanTech Obligations means Seller’s agreements in respect of the Seller Debenture, and Seller’s and CleanTech’s agreements regarding administration of the CleanTech Assets in accordance with the terms and conditions of applicable Transaction Documents.

CleanTech Payments shall mean all amounts payable to CleanTech in any way in connection with the CleanTech Assets or CleanTech Business.

Closing Common Shares shall have that meaning set forth in Schedule 2.0 hereto.

Closing Preferred Shares shall have that meaning set forth in Schedule 2.0 hereto.

COBRA means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

Code means the Internal Revenue Code of 1986, as amended.

Compliant Transfer Date shall have the meaning set forth in Section 5.6.

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Confidential Information has the meaning set forth in Section 7.3.

Confidential Side Letter means the confidential letter attached in Exhibit 3.9 hereto, which includes Confidential Information pertaining to certain matters summarized the Seller Disclosure Schedule.

Consent shall mean any approval, consent, ratification, waiver or other authorization.

Consolidated EBITDA has the meaning set forth in Schedule 2.0.

Contemplated Transactions shall mean all of the transactions contemplated by this Agreement and Transaction Documents.

Contract means any agreement, contract, license, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

Earn-Out Payment has the meaning set forth in Section 2.2.1 of Schedule 2.0 hereto.

EBITDA has the meaning set forth in Schedule 2.0.

Effective Date has the meaning set forth in the preface.

Employee Benefit Plan means all employee benefit plans as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974 (ERISA), all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by JVCo or any other corporation or trade or business controlled by, controlling or under common control with Sellers (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (ERISA Affiliate) or has been maintained or contributed to in the last six (6) years by JVCo or any ERISA Affiliate, or with respect to which any Company or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of any Company or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof.

Employee Welfare Benefit Plan has the meaning set forth in ERISA Section 3(1).

Environment means soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

Environmental Law means any Legal Requirement that requires or relates to (i) advising appropriate Governmental Bodies, employees or the public of any intended Release, actual Release or Threat of Release of pollutants or Hazardous Materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (ii) preventing or reducing to acceptable levels the Release of pollutants or Hazardous Materials into the Environment; (iii) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated; (iv) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (v) protecting resources, species or ecological amenities; (vi) reducing to acceptable levels the risks inherent in the transportation of pollutants, Hazardous Materials or other potentially harmful substances; (vii) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; (viii) making responsible Persons pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or (ix), governing or regulating any Hazardous Activities.

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Environmental, Health and Safety Liabilities means any and all costs, damages, Adverse Consequences, expenses, Liabilities and/or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to: (i) any environmental, health or safety matter or condition (including on-site or off-site contamination, and/or occupational safety and health regulation of any chemical substance or product); (ii) any fine, penalty, judgment, award, settlement, Proceeding, damages, Adverse Consequence, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law; (iii) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (Cleanup) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; and/or (iv), any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law. For purposes of this definition, the terms removal, remedial and response action include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

Event of Default means

FC Units has the meaning set forth in the preface.

February 2015 Loan Documents shall mean those certain agreements attached hereto in Exhibit 3.5.1.

FLUX IP has the meaning set forth in the preface.

FPC means FLUX PHOTON CORPORATION, a Delaware corporation.

GAAP or Generally Accepted Accounting Principles means generally accepted accounting principles as in effect in the United States of America, as determined by the Financial Accounting Standards Board from time to time, applied on a consistent basis as of the date of any application thereof.

GFD means GENAREX FD LLC, a Delaware limited liability company.

GX means GENAREX LLC, a Delaware limited liability company.

Governmental Authorization means any zoning approvals, permits (including the Permits), franchise rights, rights-of-way, Consent, license, permission, registration, permit or other right or approval issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement and all pending applications therefor or renewals thereof.

Governmental Body means any (i) nation, state, county, city, town, borough, village, district or other jurisdiction; (ii) federal, state, county, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (iv) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; (v) Indian tribal authority; (vi) multinational organization or body, or (vii) official of any of the foregoing.

Hazardous Activity means, with respect to any Person (including any Party or their Related Persons), the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any Property or other facility or real property owned, leased, operated or otherwise used by such Person or any of its contractors in connection with the conduct of the business of such Person, or from any other asset of such Person, into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property, whether on or off the aforementioned Properties, facilities or other real property, beyond what is authorized by any Environmental Law relating to the business of such Person.

Hazardous Material means any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, contaminant, pollutant, toxic waste or toxic substance under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

Improvements means all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls, and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm, and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring, and cable installations, all of which are included in the Properties.

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Indebtedness or Debt means: (a) any indebtedness (including all accrued interest) for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) any indebtedness for the deferred purchase price of property or services with respect to Seller or JVCo is liable, contingently or otherwise, as obligor or otherwise; (d) any commitment by which Seller or JVCo assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit); (e) any indebtedness guaranteed in any manner by Seller or JVCo (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse); (f) any obligations under capitalized leases with respect to which Seller or JVCo is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations Seller or JVCo assures a creditor against loss; (g) any TRAC or synthetic leases; (h) any indebtedness secured by a Lien on the 80% Units or the JVCo Assets; (i) any unsatisfied obligation for withdrawal liability to a Multiemployer Plan as such terms are defined under ERISA; (j) the deficit or negative balance, if any, in JVCo’s checking account; and (k), any credit card debt.

Indemnified Person has the meaning set forth in Section 7.4.

Indemnifying Person has the meaning set forth in Section 7.4.

Insolvency Laws means any bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirement affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

Insolvent means being unable to pay debts as they mature, or as obligations become due and payable.

Intangible Personal Property means all intangible property used or held for use by JVCo, of whatever type or description, including (a) the business as a going concern; (b) goodwill of JVCo; (c) all files, records and correspondence; (d) telephone numbers, telecopy numbers; (e) all rights in Internet web sites and Internet domain names presently used by JVCo, and links; (f) all registered and unregistered copyrights in both published works and unpublished works; (g) all names or trade names of or used by JVCo, assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications; (h) all know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints; and (i), all right, title and interest in and to all Company Documents, Company Contracts, and all Permits, Governmental Authorizations, Approvals, Consents, licenses and other permits and approvals of JVCo.

Intellectual Property Assets shall mean all Intellectual Property owned or possessed by JVCo as itemized in Section 3.9 of Schedule 3.0, or which JVCo has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission, and the Intangible Personal Property itemized in Section 3.9 of Schedule 3.0.

IRS means the United States Internal Revenue Services and, to the extent relevant, the United States Department of the Treasury.

Junior Secured Debt shall mean all amounts payable by Seller and CleanTech to Seller’s Junior Lender as of the Closing Date, as described more fully in Section 3.8 of Schedule 3.0 hereto.

JVCo has the meaning set forth in the preface.

JVCo Assets means 100% of JVCo’s now and hereinafter-existing assets, including, without limitation, the assets itemized in Section 3.9 of Schedule 3.0 to the Seller’s Disclosure Schedule.

JVCo Collateral shall have that meaning set forth in Exhibit A to the JVCo Security Agreement.

JVCo Entities has the meaning set forth in Section 2.2.1.1 of Schedule 2.0 hereto.

JVCo Obligations shall mean all obligations of JVCo under the Transaction Documents, including, without limitation, the performance of all actions and transactions set forth in the JVCo Operating Agreement, JVCo Management Agreement, and Master License Agreement on and after the Closing Date.

JVCo Operating Agreement shall mean the amended and restated JVCo management and operating agreement by and among Buyer or its designee and JVCo, executed and delivered on or before the Closing in substantially the same form as the form of operating agreement attached in Exhibit 7.1 hereto.

JVCo Pre-Closing Operating Agreement has the meaning set forth in Section 3.36.

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Knowledge means, when used to qualify a representation, warranty or other statement of a Party to this Agreement, (i) the knowledge that management of the Party actually has with respect to the particular fact or matter that is the subject of such representation, warranty or other statement, and (ii) the knowledge that management of the Party could reasonably be expected to have as prudent and responsible owners and operators of the assets and the businesses of such Party, or in the case of Seller, the ownership and operation of JVCo, after having conducted a reasonably comprehensive inquiry or investigation with respect to the fact or matter that is the subject of such representation, warranty or other statement. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, member, manager, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

Legal Requirement means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

Liability means with respect to any Person (including any Party), any Indebtedness, liability, penalty, damage, loss, cost or expense, obligation, claim, deficiency, or guaranty of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, including any liability for Taxes.

Lien means with respect to any Person, any mortgage, right of way, easement, encroachment, any restriction on use, servitude, pledge, lien, charge, hypothecation, security interest, encumbrance, adverse right, interest or claim, community or other marital property interest, condition, equitable interest, encumbrance, license, covenant, title defect, option, or right of first refusal or offer or similar restriction, voting right, transfer, receipt of income or exercise of any other attribute of ownership, except for any liens for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established and accrued on the financial statements of such Person in accordance with GAAP.

Litigation Counsel shall have the meaning set forth in Section 3.18 of Schedule 3.0.

Lump Sum Recovered Amount means the amount payable upon resolution of any CleanTech Matter under conditions resulting in a net present value or such other lump sum Recovered Amount payment. Lump Sum Recovered Amounts are excluded from the definition of Consolidated EBITDA in Schedule 2.0, and subject to Section 2.2.1.2 of Schedule 2.0, which, inter alia, states that all Lump Sum Recovered Amounts shall be paid by for the benefit of JVCo as special distributions immediately upon receipt according to the following priorities: first, to Seller’s Senior Lender until paid in full on the Seller Performance Date; second, to CleanTech until paid in full on the Buyer Performance Date; third, to Buyer and/or Attis until paid in full on the Buyer Return Date; and fourth, equally, on a dollar-for-dollar, 50:50, pari passu basis to Attis and CleanTech without regard for their respective equity interests in JVCo.

Management Committee shall have that meaning set forth in the JVCo Operating Agreement.

Material Adverse Effect or Material Adverse Change means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the applicable Party, taken as a whole, including the ability for such Party to own, construct, operate and develop its business, the transfer or issuance, if applicable, of any Permit, Consent, Governmental Authorization, license or other permit or approval contemplated by this Agreement or reasonably necessary to the continued operation of the applicable Party’s business, or on the ability of either Party to timely consummate the Contemplated Transactions, except for any adverse change or event arising from or relating to (a) general economic conditions or conditions which generally affect the business of the applicable Party and the industry in which it competes, and (b) public or industry knowledge of the Contemplated Transactions.

Measurement and Payment Date has the meaning set forth in Section 2.2 of Schedule 2.0 hereto.

Member or Members shall have that meaning set forth in the JVCo Operating Agreement.

Multiemployer Plan has the meaning set forth in ERISA Section 3(37).

NTI means NOVEDA TECHNOLOGIES, INC., a Delaware corporation.

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Occupational Safety and Health Law means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

Order means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

Ordinary Course of Business means an action taken by a Person will be deemed to have been taken in the ordinary course of business only if that action (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (ii) does not require authorization by the board of directors, owners, shareholders, interest holders, members or managers of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (iii), is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person).

Organizational Documents means: (i) with respect to a corporation, the certificate or articles of incorporation and bylaws; (ii) with respect to any other Person any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; (iii) any operating agreement, partnership agreement, shareholder agreement or similar agreement; and (iv), any amendment to any of the foregoing.

Original Member has the meaning set forth in the preface.

Party and Parties shall mean and refer to one or more of the undersigned, as applicable.

Permits has the meaning set forth in Section 3.13.

Permitted Designee shall mean, as applicable, the designee or assignee of a Party hereto.

Permitted Encumbrances has the meaning set forth in Section 3.8 of Schedule 3.0.

Person means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock holding company, a trust, a joint venture, an unincorporated organization, any other business entity, joint venture or other entity Governmental Body (or any department, agency, or political subdivision thereof).

Pre-Existing License Agreement has the meaning set forth in Exhibit 3.9 hereto.

Pre-Existing Senior Lien shall mean those certain lien and security rights originally granted in favor of Original Member on February 18, 2015, pursuant and subject to the February 2015 Loan Agreements, as amended, which first lien shall be and remain in full force and effect until the Buyer Performance Date.

Principal has the meaning set forth in the Preamble to this Agreement.

Principal Indemnity means the indemnity provided by Principal in the Principal Indemnity Agreement.

Principal Market has the meaning set forth in Schedule 2.0.

Principal’s Closing Lien shall mean the security interest granted in favor of Buyer pursuant to the Buyer Security Agreement, subject, as applicable, only to the rights granted in connection with the Seller’s Pre-Existing Secured Debt Agreements.

Principal’s Interest means 100% of Principal’s direct and indirect ownership interest in, to and under the equity of Seller and CleanTech.

Proceeding means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body, court, or arbitrator.

Property or Properties has the meaning set forth in the background facts described in the Seller Disclosure Schedule, including, without limitation, the JVCo Assets, Tangible Personal Property, Intellectual Property Assets, Intellectual Property, and Intangible Personal Property (including air, oil, gas, mineral, and water rights together with all Permits).

Purchase Price has that meaning set forth in Section 2.2 of Schedule 2.0 hereto.

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Purchased Equity has the meaning set forth in Section 2.1 of Schedule 2.0 hereto.

Real Property Lease means (i) any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the Improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof or (ii) any lease or rental agreement pertaining to the occupancy of any improved space on any real property.

Recovered Amount means the amount payable upon resolution of any CleanTech Matter.

Related Person means: (i) with respect to a particular individual: (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d), any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and, (ii) with respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; and (e), any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition, (a) control (including controlling, controlled by, and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the Family of an individual includes (i) the individual; (ii) the individual’s spouse; (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree; and (iv), any other natural person who resides with such individual; and (c), Material Interest means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act of 1934) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

Release means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

Remedial Action means all actions, including any capital expenditures, required or voluntarily undertaken: (i) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (ii) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (iii) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv), to bring the Properties and the operations conducted (or to be conducted) thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

Representative means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

SEC Documents has the meaning set forth in Section 6.3.

SEC has the meaning set forth in the preface.

Securities Act means the Securities Act of 1933, as amended.

Seller has the meaning set forth in the preface.

Seller Debenture has the meaning set forth in Schedule 2.0.

Seller Debenture Maturity Date shall mean June 30, 2028, pursuant to the Seller Debenture attached in Exhibit 2.2.1.

Seller Disclosure Schedule shall mean the disclosure schedule set forth in Schedule 3.0.

Seller Fair Market Value Conversion Price shall mean the greater of (i) $0.10 per share or (ii) 100% of the lowest closing market price per share for the Seller’s Common Stock for the thirty (30) Trading Days preceding conversion under the Seller Debenture.

Seller Indemnity means the indemnity provided by Seller in Section 7.4.3 hereof.

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Seller Obligations shall mean all amounts due from Seller and CleanTech to Seller’s Senior Lender in connection with the Senior Secured Debt.

Seller Performance Date shall mean the date on the Seller Obligations have been fully paid, performed and satisfied.

Seller Restructuring shall have that meaning set forth in Section 5.9 hereof.

Seller Security Agreement shall have that meaning set forth in Section 2.3.4 of Schedule 2.0 of the Seller’s Disclosure Schedule.

Seller’s Closing Lien shall mean (i) the security interest granted in favor of Buyer on the Buyer Securities pursuant to the Share Security Agreement, and (ii) the security interest granted in favor of Buyer and Attis on the Seller Collateral pursuant to the Seller Security Agreement.

Seller’s Junior Lender shall have the meaning set forth in Seller’s Certification Regarding Secured Creditors attached in Exhibit 3.32.

Seller’s Pre-Existing Secured Debt Agreements shall mean Seller’s pre-existing secured debt agreements in effect prior to and as of the Closing Date, including, without limitation, in connection with the Senior Secured Debt, the Junior Secured Debt, the Subordinate Secured Debt, and any security interests that may automatically arise thereunder.

Seller’s Senior Lender shall have the meaning set forth in Seller’s Certification Regarding Secured Creditors attached in Exhibit 3.32.

Seller’s Subordinate Lender shall have the meaning set forth in Seller’s Certification Regarding Secured Creditors attached in Exhibit 3.32.

Senior Secured Debt shall mean all amounts payable by Seller and CleanTech to Seller’s Senior Lender as of the Closing Date and thereafter under Seller’s and CleanTech’s agreements with Seller’s Senior Lender, as described more fully in Section 3.8 of Schedule 3.0 hereto.

Seller Securities shall mean the Seller Debenture and all shares of Seller Common Stock issuable upon conversion thereof.

Series G Conversion Shares shall mean all shares of Buyer Common Stock issuable upon conversion of the Series G Stock issuable hereunder.

Series G Stock shall mean Buyer’s Series G Preferred Stock, issued in accordance with the terms, conditions, rights and privileges set forth in the Series G Certificate of Designations, including, without limitation, the Closing Preferred Shares and Earn-Out Shares issuable hereunder.

Share Security Agreement shall have that meaning set forth in Section 2.3.1 of Schedule 2.0 of the Seller’s Disclosure Schedule.

Subordinate Secured Debt shall mean all amounts payable by Seller and CleanTech to Seller’s Subordinate Lender as of the Closing Date, as described more fully in Section 3.8 of Schedule 3.0 hereto.

Super Majority Vote means, (i) with respect to the Members, the vote or assent of the Members holding at least sixty percent (60%) of all Units (regardless of class), and (ii) with respect to the Management Committee, the vote or assent of at least sixty percent (60%) of the Management Committee entitled to vote, voting per capita.

Tangible Personal Property means the tangible personal property itemized on in Section 3.9.1 of the Seller Disclosure Schedule, and all other tangible personal property used or useful in the Business, including all machinery, equipment, scales, compactors, containers, bailers, tools, spare parts, furniture, office equipment, computer hardware, supplies, materials, vehicles, trade fixtures and other items of tangible personal property of every kind owned or leased by JVCo (wherever located and whether or not carried on the books of JVCo or Seller), together with any express or implied warranty by the manufacturers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

Tax or Taxes means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

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Tax Return means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Third Party Claim means any claim, issuance of any Order or the commencement of any Proceeding by any Person who is not a Party to this Agreement, including a Related Person of a Party, any domestic or foreign court, or Governmental Body.

Threat of Release means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

Trading Day means any day during which the Principal Market shall be open for business.

Transaction Documents shall mean this Agreement, and any and all documents, instruments and certificates executed, delivered and/or issued before, at and after Closing in connection herewith and therewith and all further actions and transactions included in the Contemplated Transactions, including all schedules and exhibits hereto and thereto, each of which are hereby incorporated by reference herein.

Units shall have that meaning set forth in the JVCo Operating Agreement.

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SCHEDULE 2.0

The Acquisition

On and subject to the terms and conditions of this Agreement and the Transaction Documents, at the Closing and at all relevant times thereafter, Buyer shall pay the Purchase Price to Seller and/or Seller’s Permitted Designee in exchange for the sale, assignment, transfer, and delivery of the Purchased Equity to Buyer and/or Buyer’s Permitted Designee in accordance with the terms of this Schedule 2.0. As used herein, the term “Acquisition” shall mean and refer to the purchase of the Purchased Equity in exchange for payment of the Purchase Price.

2.1 Purchased Equity. As used herein, the term “Purchased Equity” shall mean the sum of the 80% Units, Seller Interests, and Seller Securities issuable to Buyer and/or Buyer’s Permitted Designee at the Closing and at all relevant times thereafter in exchange for the Purchase Price in accordance with the terms of this Schedule 2.0 and, as applicable, the Agreement and Transaction Documents.

2.1.1 80% Units. On and subject to the terms and conditions of this Agreement and the Transaction Documents, in consideration of Buyer’s agreement to the terms of this Agreement and the Transaction Documents, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective immediately prior to the Closing hereunder, Original Member shall make the Capital Contribution ON BEHALF OF AND FOR THE BENEFIT OF SELLER by executing and delivering (i) the form of assignment attached hereto in Exhibit 2.1(a) to give effect to the assignment by Original Member of the 20% Units directly to Seller’s Permitted Designee, CleanTech (“20% Unit Assignment”), and (ii) the form of assignment attached hereto in Exhibit 2.1(b) to give effect to the assignment by Original Member of the 80% Units directly to Buyer’s Permitted Designee, Attis (“80% Unit Assignment”), in each case free and clear of all Liens other than the Pre-Existing Senior Lien.

2.1.1.1 Seller Interests. Notwithstanding Original Member’s execution and delivery of the 80% Unit Assignment directly to Buyer, free and clear of all Liens other than the Pre-Existing Senior Lien, in an abundance of caution, Seller shall execute and deliver to Buyer the form of assignment attached hereto in Exhibit 2.1(c) to give effect to the assignment by Seller to Buyer’s Permitted Designee, Attis, of any right, title and interest of any kind that Seller may have prior to or at the Closing in, to and under the 80% Units and/or the JVCo Assets, or in respect of any other interest involving JVCo except for the 20% Units, whether known or unknown (“Seller Interests”). The Parties acknowledge that the Capital Contribution is intended to made on behalf of and for the benefit of Seller as an added inducement for Buyer to complete the Acquisition hereunder, and that the 80% Unit Assignment would not be made directly to Attis on behalf of and for the benefit of Seller but for Buyer’s agreement pay the Purchase Price directly to Seller and/or Seller’s Permitted Designee on and subject to the terms and conditions of this Agreement.

2.1.1.2 Release Agreement. On or before the Closing, Original Member shall deliver to Buyer (i) the form of assignment attached hereto in Exhibit 2.1(d), and (ii) the form of release agreement attached hereto in Exhibit 2.1(e).

2.1.2 Seller Securities. On and subject to the terms and conditions of this Agreement and the Transaction Documents, at the Closing, Seller shall issue to Buyer a subordinate secured convertible debenture in the original principal amount of TEN MILLION DOLLARS ($10,000,000.00) in substantially the same form as the form of debenture attached hereto in Exhibit 2.2.1 (“Seller Debenture”). Commencing on OCTOBER 1, 2018, the Seller Debenture shall be convertible into Seller’s Common Stock at the sole and exclusive option of the holder in one or more installments at the Seller Fair Market Value Conversion Price on a per share basis, up to 9.9% of the Seller’s issued and outstanding Seller Common Stock at the time of conversion (when taken with any other shares of Seller Common Stock held by the holder at the time of conversion). As used herein, the term “Seller Fair Market Value Conversion Price” shall mean the greater of (i) $0.10 per share or (ii) 100% of the lowest closing market price per share for the Seller’s Common Stock for the thirty (30) Trading Days preceding conversion. The Seller Debenture shall accrue interest at the lesser of 2% or the minimum allowable rate under applicable law, and shall be waived if the Seller Debenture is converted or otherwise fully paid on or before JUNE 30, 2028 (“Seller Debenture Maturity Date”). The Seller Debenture shall be exclusively paid in the form of Seller Common Stock, provided, however, that the principal balance due under the Seller Debenture shall be reduced on a dollar for dollar basis in an amount equal to any Distributions paid by JVCo, including, without limitation, proceeds from Lump Sum Recovered Amounts, to Buyer and/or Attis under the JVCo Operating Agreement. Buyer agrees, in the event and to the extent it decides to sell or convert the Seller Debenture, that shares of Seller’s Common Stock issuable upon conversion of the Seller Debenture shall not, in the absence of Seller’s prior written consent, be sold in public market transactions at a monthly rate that exceeds 20% of the average monthly trading volume for Seller’s Common Stock for the three months prior to sale. No assignment of the Seller Debenture, or any portion or all of the amounts due under Seller Debenture, shall be permitted in the absence of Seller’s prior written consent.

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2.2 Purchase Price. As used herein, the term “Purchase Price” shall mean the Earn-Out Payment, including, without limitation, the Floor Price and the sum of all Buyer Securities and other amounts payable to Seller and/or Seller’s Permitted Designee(s) at the Closing and at all relevant times thereafter in exchange for the Purchased Equity in accordance with the terms of this Schedule 2.0 and, as applicable, the Agreement and Transaction Documents.

2.2.1 Earn-Out Payment. On and subject to the terms and conditions of this Agreement and the Transaction Documents, and at all relevant times thereunder, Buyer and Attis shall, on a joint and several basis, pay the greater of the following to Seller and Seller’s Permitted Designee, CleanTech (the “Earn-Out Payment”): (i) $18,000,000 (“Floor Price”); (ii) five (5) times JVCo’s Consolidated EBITDA during 2018, 2019, and 2020; (iii) four (4) times JVCo’s Consolidated EBITDA during 2021, 2022, and 2023; (iv) three (3) times JVCo’s Consolidated EBITDA during 2024 and 2025; (iv) two (2) times JVCo’s Consolidated EBITDA during 2026; or (iv), one (1) times JVCo’s Consolidated EBITDA during 2027.

2.2.1.1 Consolidated EBITDA. The term “Consolidated EBITDA” shall mean the aggregate annual earnings before interest, taxes, depreciation and amortization (“EBITDA”) deriving from: (i) all use of now and hereinafter-owned JVCo Assets, including, without limitation, JVCo’s now and hereinafter-owned Intellectual Property Assets by JVCo, Buyer, Attis, and/or any Related Person (“Buyer Entities”); and (ii), the operations, assets, investments, licenses and other agreements of JVCo and JVCo’s now and hereinafter-existing subsidiaries (“JVCo Entities”). Notwithstanding anything stated herein to the contrary, the term Consolidated EBITDA shall exclude Lump Sum Recovered Amounts, which amounts shall be administered in accordance with Section 2.2.1.2 of this Schedule 2.0. For avoidance of doubt, Recovered Amounts that are not Lump Sum Recovered Amounts shall be included in the definition of Consolidated EBITDA. The Consolidated EBITDA and applicable Earn-Out Payment shall be measured as of each fiscal year end commencing on December 31, 2018, and paid on a rolling, quarterly basis commencing on March 31, 2019, with a rolling quarterly true-up to prior payments, as may be applicable (each, a “Measurement and Payment Date”). Any Earn-Out Payment payable hereunder as of any one or more Measurement and Payment Dates shall be due and payable in full as of each applicable date, and shall be paid in the form of (i) immediately available U.S. cash funds, or (ii), at Buyer’s option for so long as Buyer and Attis are in compliance with the terms of this Agreement and the Transaction Documents, additional registered shares of Series G Stock at the rate of ONE HUNDRED DOLLARS ($100.00) per share of Series G Stock (“Earn-Out Shares”).

2.2.1.2 Allocation and Payment of Excluded Amounts. Notwithstanding anything stated to the contrary herein, all Lump Sum Recovered Amounts shall be paid for the benefit of JVCo as special distributions immediately upon receipt according to the following priorities: first, to Seller’s Senior Lender until paid in full on the Seller Performance Date; second, to CleanTech until paid in full on the Buyer Performance Date; third, to Buyer and/or Attis until paid in full on the Buyer Return Date; and fourth, equally, on a dollar-for-dollar, 50:50, pari passu basis to Attis and CleanTech without regard for their respective equity interests in JVCo.

2.2.2 Buyer Securities. On and subject to the terms and conditions of this Agreement and the Transaction Documents, at the Closing, as an initial payment against the Purchase Price due hereunder, Buyer shall issue to Seller and/or Seller’s Designee(s):

2.2.2.1 TWO MILLION (2,000,000) shares of Buyer’s issued and outstanding Common Stock as of the Closing Date (“Closing Common Shares”), and

2.2.2.2 ONE HUNDRED EIGHTY THOUSAND (180,000) shares of Buyer’s Series G Preferred Stock (“Closing Preferred Shares” and, together with all Earn-Out Shares, Series G Conversion Shares, and the Closing Common Shares, the “Buyer Securities”).

2.2.3 Series G Stock. The Series G Stock shall be convertible into Buyer’s Common Stock at the sole and exclusive option of the holder in one or more installments at the rate equal to ONE HUNDRED DOLLARS ($100.00) per share of Series G Stock divided by the Fair Market Value Conversion Price on a per share basis, up to 9.9% of the Company’s issued and outstanding Common Stock at the time of conversion (when taken with any other shares of Common Stock held by the holder at the time of conversion), subject to the terms, conditions, rights and privileges set forth in the certificate of designations for Buyer’s Series G Preferred Stock attached hereto in Exhibit 2.2.3 (“Series G Certificate of Designations”), and which shall in all relevant respects govern notwithstanding anything stated herein to the contrary. Voting and cumulative dividend rights shall be on an as converted basis. As used herein, the term “Fair Market Value Conversion Price” shall mean the greater of $0.50 (“Conversion Floor”) or 100% of the lowest closing market price per share for the Common Stock on the Principal Market for the thirty (30) Trading Days preceding conversion (“Market Price”); provided, however, that upon the occurrence of any Event of Default, and continuing for so long as any such Event of Default remains uncured, the Conversion Floor shall cease to apply, and the Fair Market Conversion Price shall equal the Market Price.

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2.2.4 Registration. Buyer shall register the Buyer Securities on a best efforts, TIME IS OF THE ESSENCE basis after the Closing Date, such that the Closing Common Shares and Series G Conversion Shares shall be registered and freely-trading on or before August 31, 2018 (“Registration Date”). If Buyer does not deliver registered and freely-trading shares of Common Stock to Seller and/or Seller’s Permitted Designee as and when due hereunder, or if any Closing Common Shares or Series G Conversion Shares cannot otherwise be deposited and/or sold after commercially reasonable attempts are made to do so, then Buyer shall pay cash to Seller to redeem Series G Conversion Shares issuable upon conversion of the Acquisition Shares at the rate of $100,000 per month commencing August 31, 2018 (the “Series G Redemption Payment”), and continuing on the first of each month thereafter until such time as Buyer delivers conforming registered and freely-tradable shares of Common Stock to as and when due hereunder in compliance with applicable provisions of the Transaction Documents. Notwithstanding anything to the contrary contained herein, contemporaneously with Buyer’s payment of each Series G Redemption Payment, Seller shall file a Conversion Notice in an amount equal to the number of shares of Buyer Common Stock to be redeemed by Buyer, Buyer shall issue the applicable number of Series G Conversion Shares to Seller, and Seller shall re-convey said shares to Buyer.

2.2.5 Leakage. Seller agrees, in the event and to the extent it decides to sell Series G Conversion Shares or Closing Common Shares, that it shall not, in the absence of Buyer’s prior written consent, sell Series G Conversion Shares or Closing Common Shares in public market transactions at a monthly rate that exceeds the greater of (i) $500,000 worth of Common Stock, (ii) 500,000 shares of Common Stock, or (iii) 2.5% of the average monthly trading volume for Buyer’s Common Stock for the three months prior to sale.

2.2.6 Conversion. Upon receipt of each Conversion Notice, Buyer shall, within three (3) Business Days following its receipt of each applicable Conversion Notice, cause its transfer agent to issue and deliver certificates representing such additional freely-tradable shares of Common Stock to Seller and/or Seller’s Permitted Designee, SUBJECT, AS MAY BE APPLICABLE, TO THE TERMS OF THE ESCROW AGREEMENT AND SHARE SECURITY AGREEMENT UNTIL THE OCCURRENCE OF THE SELLER PERFORMANCE DATE.

2.2.7 Net Cash Proceeds. If, in the event that Seller has not been able to sell the Buyer Securities, or for any other reason, the Net Cash Proceeds are less than the Floor Price due and payable as of JUNE 1, 2022, then Buyer and Attis shall, on a joint and several basis, pay the difference between the Floor Price and the Net Cash Proceeds in full in immediately available U.S. cash funds on or before JULY 1, 2022. Upon receipt of any such payment from Buyer, in the event and to the extent that Seller still holds any portion of the Closing Preferred Shares, then Seller shall assign and surrender to Buyer any such shares on or before AUGUST 1, 2022. As used herein, the term “Net Cash Proceeds” shall mean the sum of (i) Seller’s and CleanTech’s (and/or Seller’s Permitted Designee’s) gross cash sales proceeds upon sale of the Series G Conversion Shares (less applicable legal, issuance, deposit and/or clearance costs incurred by Seller and/or Seller’s Permitted Designee), (ii) all Earn-Out Payments paid in cash hereunder, (iii) all payments of Lump Sum Recovered Amounts under Section 2.2.1.2 of Schedule 2.0 hereof, and (iv), except for amounts payable under the Principal Employment Agreement and JVCo Management Agreement, any and all other cash amounts paid by Buyer, Attis and/or JVCo to Seller, CleanTech and/or Seller’s Permitted Designee(s) in connection with this Agreement and the Transaction Documents. No failure by Seller to submit any Conversion Notice or other document on or before any specific date, or any other action, shall be deemed to constitute a waiver of any rights hereunder. Seller hereby agrees that any sales of Buyer’s Common Stock by or on behalf of Seller shall be completed in accordance with applicable securities laws and in good faith for the highest prices reasonably available at the time of each individual sale. Buyer hereby grants, for any shares of Common Stock issuable hereunder, including, without limitation, upon conversion of the Series G Stock, registration rights on Form S-3, S-1 or such other form as may be applicable pursuant to the Securities Act, which the Buyer shall file with the Securities Exchange Commission (the “SEC”) as soon as shall be reasonably practicable. Buyer shall respond to all SEC comments and correspondence in connection with each registration statement filed hereunder as soon as shall be reasonably practicable. Except as provided herein, Buyer shall pay all expenses in connection with all registration, issuance, deposit and clearance of Common Stock issuable to Seller and/or Seller’s Permitted Designee hereunder. Notwithstanding the foregoing, Seller and/or Seller’s Permitted Designee shall be responsible for its own internal administrative and similar costs, which shall not constitute registration expenses.

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2.2.8 Use of Proceeds. Seller hereby agrees that it shall use 100% of the first Net Cash Proceeds realized in connection with the Purchase Price payments hereunder as follows (“Use of Proceeds”):

2.2.8.1 FIRST, to refinance, accelerate, pay or otherwise fully satisfy all amounts due to Seller’s Senior Lender;

2.2.8.2 SECOND, to pay all amounts due to Stroock & Stroock & Lavan LLP (“Stroock”) in the Ordinary Course of Business;

2.2.8.3 THIRD, to design, build, and operate a new facility based on the Method II extraction, Method III oleaginous microbe, and/or other processes included in the JVCo Assets (“Seller Facility”), and

2.2.8.4 FOURTH, after the Senior Lender and Stroock have been fully paid, to refinance, accelerate, pay or otherwise fully satisfy all amounts due to Seller’s Junior Lender.

2.3 Security Interests.

2.3.1 Pre-Existing Senior Lien on 80% Units, 20% Units, and JVCo Assets. Subject to the provisions of 5.8 hereof, the Parties hereby agree and acknowledge that the Pre-Existing Senior Lien, including, without limitation, the security and other rights granted to Original Member in connection with the Acquired Assets under the February 2015 Loan Agreements, shall be and remain in full force and effect in first and senior position, in both payment and priority, until the occurrence of the Buyer performance date, without reduction or setoff of any kind or for any reason.

2.3.2 Buyer’s Closing Lien on 80% Units. Notwithstanding anything stated to the contrary in this Agreement and in the Transaction Documents, Buyer and Attis shall timely take all reasonably necessary action on a best efforts, TIME IS OF THE ESSENCE basis, to grant at Closing, and to thereafter maintain at all relevant times prior to the Buyer Performance Date, the Buyer’s Closing Lien, subject only to the Pre-Existing Senior Lien in the case of the 80% Units. and, as may be applicable, Buyer’s Pre-Existing Secured Debt Agreements as of the Closing Date.

2.3.3 Seller’s Escrow of Buyer Securities Until Seller Performance Date. Unless waived in writing by Buyer, (i) the Buyer Securities to be issued to Seller pursuant to this Schedule 2.0 shall be subject to substantially the same form of security agreement as the agreement attached hereto in Exhibit 2.3.1 (the “Share Security Agreement”), which shall be executed and delivered at the Closing, and which shall secure Seller’s and CleanTech’s Use of Proceeds and other obligations involving the Buyer Securities under this Schedule 2.0 until the occurrence of the Seller Performance Date; and (ii), the Buyer Securities issuable hereunder shall be delivered to and administered by the Escrow Agent for Seller’s benefit in accordance with the Use of Proceeds and other terms and conditions of the applicable Transaction Documents until the occurrence of the Seller Performance Date, after which all remaining Buyer Securities shall be released to Seller.

2.3.4 Matters Involving Seller’s Senior Lender. NOTWITHSTANDING ANYTHING STATED HEREIN TO THE CONTRARY, THE PARTIES HEREBY AGREE AND ACKNOWLEDGE THAT THE SECURITY AND OTHER RIGHTS GRANTED TO SELLER’S SENIOR LENDER UNDER THE SENIOR SECURED DEBT AGREEMENTS IN CONNECTION WITH THE SELLER COLLATERAL ARE NOW AND SHALL HEREINAFTER REMAIN IN FIRST AND SENIOR POSITION, IN BOTH PAYMENT AND PRIORITY, UNTIL THE OCCURRENCE OF THE SELLER PERFORMANCE DATE.

2.3.4.1 Seller Collateral. Seller shall execute and deliver to Buyer at the Closing a security agreement (the “Seller Security Agreement”) in the form of Exhibit 2.3.2 conveying a subordinate security interest in Seller’s and CleanTech’s assets (“Seller Collateral”) to collateralize Seller’s and CleanTech’s compliance with their respective performance requirements under the Seller Debenture and JVCo Operating Agreement, which security interest shall be (i) subordinate in all respects to the Seller’s Senior Lender’s interests, and (ii) subject, solely in connection with the 20% Units held by CleanTech after the Closing, to the Pre-Existing Senior Lien; provided, however, that such grant and Seller Security Agreement shall not be effective in the absence of Seller’s Senior Lender’s written consent.

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2.3.4.2 Principal’s Interest. Principal shall execute and deliver to Buyer a security agreement (the “Principal Security Agreement”) in the form of Exhibit 2.3.3 conveying a subordinate security interest in the Principal’s Interest to collateralize CleanTech’s compliance with its performance requirements under the Transaction Documents, which interest shall be subject to no encumbrances other than the those created in favor of (i) Seller’s Senior Lender, in first position, solely in connection with amounts due to Seller’s Senior Lender from Seller, (ii) Seller’s Junior Lender, in second position, solely in connection with amounts due to Seller’s Junior Lender from Seller, and (iii) Buyer, in third position, solely in connection with Seller’s and CleanTech’s compliance with their respective performance requirements under the Seller Debenture and JVCo Operating Agreement; provided, however, that such grant and Principal Security Agreement shall not be effective in the absence of Seller’s Senior Lender’s written consent.

2.3.4.3 Cooperation. Buyer and Seller shall cooperate on best efforts, TIME IS OF THE ESSENCE basis: (i) to obtain the consent of Seller’s Senior Lender for the Seller Security Agreement and Principal Security Agreement, as well as all other consents which may be reasonably required under Seller’s Pre-Existing Secured Debt Agreements; (ii) to cause amended credit and subordination agreements to be executed by and between Seller’s Senior Lender and Seller’s Junior Lender, or other such documents as may be reasonably necessary (a) to give effect to an extension of the term of each of Seller’s Pre-Existing Secured Debt Agreements to provide reasonably sufficient time to implement the Use of Proceeds and other applicable terms hereof, and (b) provide Buyer and Attis, as third-party beneficiaries, with reasonable rights to cure any defaults by Seller or CleanTech upon reasonable written notice; and (iii), to use the Buyer Securities and any proceeds deriving therefrom to refinance, accelerate, pay, and/or otherwise fully satisfy all amounts due to Seller’s Senior Lender, either directly and/or indirectly with the support of one or more third party investors. Notwithstanding anything stated or implied in this paragraph to the contrary, Buyer and Seller agree and acknowledge that each of the consents, amendments, agreements, actions and transactions described in this paragraph requires one or more third party approvals which many not be provided, and therefore the Parties hereby agree that the failure to obtain or provide any of the foregoing consents, amendments, or agreements, or to refinance or accelerate any payment to Seller’s Senior Lender, either at all or by any specific date, shall not constitute an Event of Default under this Agreement or the Transaction Documents.

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SCHEDULE 2.3

Deliveries and Actions of Seller at Closing

At or prior to Closing, Seller shall deliver (or cause to be delivered) to Buyer the following fully executed documents, instruments, agreements and other materials:

1.	Written Consent of Seller;

2.	Written Consent of JVCo;

3.	JVCo Management and Operating Agreement;

4.	80% Units (delivered to the Escrow Agent);

5.	Unit Assignment;

6.	Written Consent of Original Member;

7.	Transaction Documents;

8.	Seller’s Written Buyer Exception Notice, if applicable

9.	Share Security Agreement;

10.	Seller Bring Down Certificate;

11.	JVCo Operating Agreement;

12.	Principal Indemnity Agreement in the form of Exhibit 2.3.4; and,

13.	Key Management Employment Agreements.

Schedules to Securities Purchase Agreement	18

SCHEDULE 2.4

Deliveries and Actions of Buyer at Closing

At or prior to Closing, Buyer shall deliver (or cause to be delivered) to Seller the following documents, instruments, agreements and other materials:

1.	Written Consent of Buyer;

2.	Closing Preferred Shares subject to Share Security Agreement and Escrow Agreement;

3.	Closing Common Shares subject to Share Security Agreement and Escrow Agreement;

4.	Transfer Agent Instructions;

5.	Registration Rights Agreement;

6.	Transaction Documents; and,

7.	Buyer’s written Seller Exception Notice, if applicable.

Schedules to Securities Purchase Agreement	19